Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among
DIEBOLD, INCORPORATED
THE DIEBOLD COMPANY OF CANADA, LTD.
SECURITAS ELECTRONIC SECURITY, INC.
and
9481176 CANADA INC.
dated as of
October 25, 2015

-i-

-ii-

-iii-

-iv-

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A        Form of Assumption Agreement
Exhibit B        Form of Canadian Assumption Agreement
Exhibit C        Form of Bill of Sale
Exhibit D        Form of Canadian Bill of Sale
Exhibit E        Form of Real Estate Assignment and Assumption Agreements
Exhibit F        Form of Transition Services Agreement
Exhibit G-1        Form of Patent Assignment
Exhibit G-2        Form of Copyright Assignment
Exhibit G-3        Form of Trademark Assignment
Exhibit H        Form of Assignment of Assigned Contracts
Exhibit I        Form of Patent License Agreement
Exhibit J        Guaranty
Exhibit K        Form of Customer Consent to Assigned Contract
Exhibit L        Form of Customer Consent to Shared Contract

Schedules

Schedule 1.08        Purchase Price Allocation Schedule

Sections of Disclosure Schedule

Section 1.01            Excluded Assets
Section 1.03(a)        Affiliate Transactions
Section 1.04(c)        Assigned Shared Contracts
Section 1.05            Customer Contract Holdback
Section 1.06(a)        Permits
Section 1.06(c)(xiv)        DESS Resignations
Section 1.06(c)(xvi)         Consents
Section 2.05(a)        Financial Statements; Working Capital Statement
Section 2.05(b)        GAAP Exceptions to the Financial Statements
Section 2.06(a)        Ordinary Course of Business Exceptions
Section 2.06(b)        Changes in Accounting Policies and Procedures
Section 2.06(c)        Undisclosed Liabilities
Section 2.07            Taxes
Section 2.08(a)        Litigation
Section 2.08(b)        Pending or Threatened Actions
Section 2.10(a)        Employee Plans

Section 2.10(f)	Employee Benefit Plan Liabilities Related to the Transactions

Section 2.11(e)	Employment Laws

Section 2.11(c)	Unfair Labor Practices; Discrimination

Section 2.11(f)	Restrictive Covenants

-v-

Section 2.13(a)        Registered Purchased Intellectual Property
Section 2.13(b)        Adequacy of Purchased Intellectual Property
Section 2.14(a)        Material Contracts

Section 2.15(c)	Transfer of Contracts
Section 2.15(e)        Subcontractor Agreements
Section 2.19(b)        Adequacy of Assets
Section 2.20            Brokers
Section 2.21(a)        Customers; Top Customer List
Section 2.21(b)        Suppliers; Top Supplier List
Section 2.22            Insurance
Section 2.23            Inventory
Section 4.01            Conduct of the Business
Section 5.04            Contacts with Customers
Section 5.05            Solicitation of Employees
Section 6.01(a)        Performance Bonds
Section 8.01(g)        VISA Transfer Employees
Section 12.01(a)        Employees
Section 12.01(b)        Knowledge
Section 12.01(c)        Assigned Contracts
Section 12.01(d)        IP Assignments; Purchased Intellectual Property
Section 12.01(e)        Leased Facilities
Section 12.01(f)        Bank Accounts
Section 12.01(g)        Software
Section 12.01(h)        Senior Executives
Section 12.01(i)        Self-Insurance

-vi-

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (“Agreement”), dated as of October 25, 2015 (“Effective Date”), is by and among Securitas Electronic Security, Inc., a Delaware corporation (“Purchaser”), 9481176 Canada Inc., a Canadian corporation (“Canadian Purchaser”), Diebold, Incorporated, an Ohio corporation (“Seller”), and The Diebold Company of Canada, Ltd., a Canadian corporation and wholly owned subsidiary of Seller (“Canadian Seller”). Purchaser, Canadian Purchaser, Seller, and Canadian Seller are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS

A.	Seller, directly and indirectly through its Affiliates, including Canadian Seller, is engaged in the Business.

B.
Purchaser desires to purchase from Seller, and Canadian Purchaser desires to purchase from Canadian Seller, and Seller and Canadian Seller desire to sell respectively to Purchaser and Canadian Purchaser, upon the terms and subject to the conditions hereinafter set forth, substantially all of the assets of Seller and its Affiliates, including Canadian Seller, used in the Business.

C.	Concurrently with the execution of this Agreement, Securitas Security Services USA, Inc. has delivered to Seller a fully executed guaranty in favor of Seller in the form attached hereto as Exhibit J.
Accordingly, the Parties agree as follows:
Article 1
Purchase and Sale
Section 1.01.    Purchased Assets; Excluded Assets. Purchaser agrees to purchase from Seller and its Affiliates (other than Canadian Seller), and Seller agrees to, and to cause its Affiliates (other than Canadian Seller), to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, at the Closing, all of Seller’s and its Affiliates’ (other than Canadian Seller’s) right, title and interest in, to and under the Purchased Assets (other than the Canadian Assets), free and clear of all Liens, other than Permitted Liens. Canadian Purchaser agrees to purchase from Canadian Seller, and Canadian Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold conveyed, transferred, assigned and delivered, to Canadian Purchaser, at the Closing, all of Canadian Seller’s right, title and interest in, to and under the Canadian Assets, free and clear of all Liens, other than Permitted Liens. Purchaser and Canadian Purchaser will not purchase or acquire or otherwise obtain any right, title or interest in any Excluded Asset.

Section 1.02.    Assumed Liabilities; Retained Liabilities. Effective from and after the Closing, Purchaser will assume, and will thereafter pay, perform and observe fully and timely, the Assumed Liabilities (other than the Canadian Assumed Liabilities). Effective from and after the Closing, Canadian Purchaser will assume, and will thereafter pay, perform and observe fully and timely, the Canadian Assumed Liabilities. Notwithstanding the foregoing, Purchaser and Canadian Purchaser will not assume the Retained Liabilities, which will be retained by Seller and Canadian Seller.
Section 1.03.    Affiliate Transactions.
(a)    Except as contemplated by the Ancillary Agreements, or as otherwise set forth in Section 1.03(a) of the Disclosure Schedule, Purchaser acknowledges and agrees that all Affiliate Transactions, and all rights and obligations of the Business or DESS thereunder, will be terminated at or prior to the Closing, with no further Liability of Seller or its Affiliates, including Canadian Seller (other than DESS), on the one hand, or Purchaser or DESS, on the other hand, with respect thereto.
(b)    Seller will cause all Intercompany Balances with respect to the Business to be eliminated by discharge or otherwise in their entirety effective on or prior to the Closing. Seller shall be solely responsible for any and all Liabilities for Taxes related to such elimination of all Intercompany Balances.
Section 1.04.    Assignment of Contracts and Rights; Shared Contracts.
(a)    This Agreement and the Transactions described herein contemplate the (i) assignment of the Assigned Contracts to Purchaser, and (ii) transition of the rights and obligations of the Business under the Shared Contracts to Purchaser.
(b)    The Assigned Contracts that are not subject, as of the Closing Date, to the approval, consent or waiver of a third party thereto shall be assigned to Purchaser as of the Closing Date (the “Transitioned Assigned Contracts”). All other Assigned Contracts shall be assigned to Purchaser and such Assigned Contracts shall be deemed Transitioned Assigned Contracts, as of the later of (i) the date Approved Consent is obtained for such Contract or (ii) the Closing Date.
(i)    This Agreement does not constitute an agreement to assign or transfer any Assigned Contract or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment or transfer, without the approval, consent or waiver of a third party thereto, would constitute a material breach or other contravention of such Assigned Contract or in any way materially adversely affect the rights of Purchaser, Seller or any of Seller’s Affiliates thereunder. If such approval, consent or waiver is not obtained, or if an attempted assignment or transfer thereof would be ineffective such that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate in a mutually agreeable arrangement, subject to any consent required from the customer under such Assigned Contract, pursuant to which Purchaser would obtain the benefits and perform and discharge the obligations thereunder in accordance with this Agreement, or under which Seller or its applicable Affiliates would enforce for the benefit of Purchaser at Purchaser’s sole cost and expense, with Purchaser being responsible for the performance and discharge of Seller’s or its Affiliates’ Liabilities related thereto, any and all rights of Seller or its Affiliates against a third party.
(ii)    From the Effective Date until the 12-month anniversary of the Closing Date, Seller and Purchaser will use commercially reasonable efforts to obtain at Closing or as soon as reasonably possible thereafter any and all Approved Consents with Satisfactory Terms; provided that Seller will not be required to incur any out of pocket costs or any other obligation or liability unless de minimis or customary in nature.
(iii)    If the Parties are unable to obtain an assignment of an Assigned Contract with Satisfactory Terms, then the Parties will use commercially reasonable efforts to obtain an Approved Consent. For the avoidance of doubt, (1) failure to obtain any Approved Consent or (2) obtaining Approved Consent but without Satisfactory Terms will in no way, in and of itself, be deemed a breach of this Agreement or create any Liability under this Agreement for the Seller or Canadian Seller.
(iv)    If Seller is unable to assign any Assigned Contract prior to the Closing, until the earlier of (A) such time as such Assigned Contract shall be deemed a Transitioned Assigned Contract, (B) such time as such Assigned Contract expires in accordance with its terms and (C) the 12‑month anniversary of the Closing Date, Seller will use commercially reasonable efforts to provide Purchaser the same economic and other benefits that Purchaser would have received if such Contract had been a Transitioned Assigned Contract as of the Closing Date and Purchaser will use commercially reasonable efforts to perform and discharge the obligations thereunder in accordance with this Agreement. Failure to provide Purchaser with the same economic benefit or other benefits that Purchaser would have received if such Contract had been a Transitioned Assigned Contract shall in no way, in and of itself, be deemed a breach of this Agreement or create any Liability under this Agreement for the Seller or Canadian Seller. For the avoidance of doubt, (1) any Assigned Contract which, by its terms, renews automatically shall not be considered to have “expired” for the purposes of subclause (B) above and (2) any Assigned Contract which, by its terms, renews automatically subject to either party not providing notice of termination prior to such automatic renewal date shall not be considered to have “expired” for the purposes of subclause (B) above so long as neither party has provided such notice. Any such Assigned Contract referenced in clause (2) of the preceding sentence shall be considered to have “expired” for the purposes of subclause (B) above (and any assignment of such Assigned Contract shall be deemed not to have satisfied the Transition Conditions as set forth in Section 1.05, if applicable) if any of Seller or its Affiliates that is party to such Assigned Contract has given or received a notice of termination of such Assigned Contract from any other party, and Seller hereby covenants that it and its Affiliates shall not provide any such notice of termination under any Assigned Contracts from and after the Effective Date without the prior written consent of Purchaser; provided that if Purchaser enters into a new Contract or commercial relationship with any party to an Assigned Contract terminated in accordance with clause (2) of the preceding sentence within the 12-month period following the Closing Date, such terminated Assigned Contract will be deemed to be a Transition Assigned Contract (and the Transition Conditions with regard to such Transitioned Assigned Contract will be deemed to have been satisfied, if applicable) at the time Purchaser enters into such new Contract or commercial relationship if such new Contract or commercial relationship includes Satisfactory Terms.
(v)    Notwithstanding anything in this Agreement to the contrary, no Party nor any of its Affiliates will be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such approval, consent or waiver regarding the assignment of an Assigned Contract (or to arrange a Replacement Contract) except (i) payments or accommodations that are de minimis in nature or (ii) otherwise customary in nature.
(c)    The Parties agree and acknowledge that, except as set forth on Section 1.04(c) of the Disclosure Schedule, none of the Shared Contracts will be assigned or transferred to Purchaser or its Affiliates. Prior to the Closing, Seller will, at Purchaser’s request, use commercially reasonable efforts to assist Purchaser to enter into a new Contract regarding the Business, with respect to each such Shared Contract (each, a “Replacement Contract”) providing Purchaser with Satisfactory Terms.
(i)    From the Closing Date, until the 12-month anniversary thereof, Purchaser and Seller will each use commercially reasonable efforts to assist Purchaser in entering into a Satisfactory Replacement Contract not previously entered into as of the Closing for each Shared Contract.
(ii)    If the Parties are unable to obtain a Satisfactory Replacement Contract for any Shared Contract, then the Parties will use commercially reasonable efforts to obtain a Replacement Contract. For the avoidance of doubt, (1) failure to obtain any Satisfactory Replacement Contract or (2) obtaining a Replacement Contract that is not a Satisfactory Replacement Contract shall in no way, in and of itself, be deemed a breach of this Agreement or create any Liability under this Agreement for the Seller or Canadian Seller.
(iii)    If Purchaser is unable to enter into any Replacement Contract prior to the Closing, until the earlier of (A) such time as such Replacement Contract is entered into, (B) such time as such Shared Contract expires in accordance with its terms and (C) the expiration of the services provided under the Transition

Services Agreement (the earliest of such date, the “Shared Contract End Date”), Seller will use commercially reasonable efforts to provide Purchaser with the same economic benefits that Purchaser would have received if such Contract had been replaced with a Satisfactory Replacement Contract for Purchaser as of the Closing Date and Purchaser will perform and discharge the obligations thereunder in accordance with this Agreement. Failure to provide Purchaser with the same economic benefit or other benefits that Purchaser would have received if such Contract had been a Satisfactory Replacement Contract shall in no way, in and of itself, be deemed a breach of this Agreement or create any Liability under this Agreement for the Seller or Canadian Seller. For the avoidance of doubt, any (1) any Shared Contract which, by its terms, renews automatically shall not be considered to have “expired” for the purposes of subclause (B) above and (2) any Shared Contract which, by its terms, renews automatically subject to either party not providing notice of termination prior to such automatic renewal date shall not be considered to have “expired” for the purposes of subclause (B) above so long as neither party has provided such notice. Any such Shared Contract referenced in clause (2) of the preceding sentence shall be considered to have “expired” for the purposes of subclause (B) above (and any transition of such Shared Contract shall be deemed not to have satisfied the Transition Conditions as set forth in Section 1.05, if applicable) if any of Seller or its Affiliates that is party to such Shared Contract has given or received a notice of termination of such Shared Contract from any other party, and Seller hereby covenants that it and its Affiliates shall not provide any such notice of termination under any Shared Contracts from and after the Effective Date without the prior written consent of Purchaser; provided that if Purchaser enters into a new Contract or commercial relationship with any party to a Shared Contract terminated in accordance with clause (2) of the preceding sentence within the 12-month period following the Closing Date, such terminated Shared Contract will be deemed to have been transitioned (and the Transition Conditions with regard to such Shared Contract will be deemed to be satisfied, if applicable) at the time Purchaser enters into such new Contract or commercial relationship if such new Contract or commercial relationship includes Satisfactory Terms.
(d)    For purposes of this Section 1.04 and related definitions, Purchaser and Seller means respectively Canadian Purchaser and Canadian Seller in respect of a Contract to which the Canadian Seller is the party.

Section 1.05.    Purchase Price.
(a)    In consideration for the transfer by Seller and its Affiliates to Purchaser of the Purchased Assets, Purchaser will pay to Seller, and Canadian Purchaser will pay to Canadian Seller as set forth in Section 1.08, an aggregate purchase price of $350,000,000 (the “Base Purchase Price”) subject to adjustment pursuant to this Section 1.05 and Section 1.07.
(b)    Seller shall deliver to Purchaser, not less than five Business Days prior to the Closing Time, a statement (the “Pre-Closing Statement”) setting forth Seller’s good faith estimates of (i) the Net Working Capital as of the Closing Time (the “Estimated Net Working Capital”), including, for the avoidance of doubt, any Special Working Capital Item transferred in accordance with Section 1.07(f), prepared in accordance with GAAP and, to the extent consistent with GAAP, calculated on a basis consistent with the same accounting principles, practices and methodologies and policies used in the preparation of the Working Capital Statement except to the extent of any exceptions set forth in the Working Capital Statement and (ii) the Initial Purchase Price (as defined below) calculated as follows: the initial purchase price (the “Initial Purchase Price”) shall be the Base Purchase Price, adjusted, if applicable, as follows: (A) if the Estimated Net Working Capital is less than Target Net Working Capital, the Base Purchase Price will be decreased by the amount of such deficit; and (B) if the Estimated Net Working Capital exceeds Target Net Working Capital, the Base Purchase Price will be increased by the amount of such excess.
(c)    At the Closing, Purchaser shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller to Purchaser (such designation to be delivered to Purchaser at least five Business Days prior to the Closing Date), an amount equal to the Initial Purchase Price less $35,000,000 (representing the Contract Deferred Payment Amount) plus any portion of the Contract Deferred Payment Amount that is due and payable as of the Closing in accordance with this Section 1.05. All payments at Closing by Purchaser to Seller shall be reflected on a closing statement to be executed by the parties at Closing (the “Closing Statement”).
(d)    Contract Deferred Payment Amount Definitions.
“Aggregate Transitioned Value” means, with respect to the last date in an applicable CDPA Period, an amount equal to the aggregate Transitioned Value as of such date.
“CDPA Amount” means, with respect to the applicable CDPA Period, any amount payable under Sections 1.05(e) and (f).
“CDPA Date” means each of the following dates: (a) the fifth Business Day prior to the estimated Closing Date and (b) the first Business Day following the end of each of the next 13 calendar months.
“CDPA End Date” means the date that is the one-year anniversary of the Closing Date.

“CDPA Period” means each of the following periods: (a) the period from the Effective Date through the sixth Business Day prior to the estimated Closing Date; (b) the period from the fifth Business Day prior to the estimated Closing Date through the end of the calendar month containing the Closing Date; (c) thereafter, each full calendar month until the month containing the CDPA End Date; and (d) the following partial calendar month, from the first day of such month through and including the CDPA End Date but not including any days of such month after the CDPA End Date.
“CDPA Report” means, with respect to the most recently completed CDPA Period, a report containing (a) a statement as to whether or not the Threshold Conditions have been satisfied, (b) the Aggregate Transitioned Value as of the end of such CDPA Period, (c) the Incremental Transitioned Value during such CDPA Period, (d) the CDPA Amounts, if any, for such CDPA Period and (e) reasonable supporting documentation for the matters above.
“Designated Contract” means any Contract with a Designated Customer.
“Designated Customer” means each Person listed as a “Designated Customer” on Section 1.05 of the Disclosure Schedule.
“Evidence of Transitioned Shared Contract” means (a) a letter or electronic mail communication containing substantially the same substance as the form attached hereto as Exhibit K executed by the customer consenting to the transition of services provided by Seller under the Shared Contract to Purchaser, (b) a letter or electronic mail communication containing substantially the same substance as the form attached hereto as Exhibit L executed by the customer agreeing to add Purchaser to the existing Shared Contract for the purposes of Purchaser providing the services and products related to the Business thereunder to the customer, (c) a new Contract between the customer and Purchaser evidencing the Replacement Contract, (d) (X) a customer’s delivery of other written documentation or communication in form reasonably satisfactory to Purchaser indicating that the customer accepts Purchaser as the provider of the services and products under the Shared Contract without materially altering the applicable contractual rights and obligations related thereto and (Y) after receiving an invoice in an amount of at least $2,000 from the Business sent by, or on behalf of, Purchaser, and with Purchaser as the sender and payee, the customer pays such invoice in full without objection to Purchaser becoming the provider under the Shared Contract of the services and products related to the Business or (e) such other written documentation or communication as Purchaser, in its reasonable discretion, determines is sufficient to evidence a customer’s acceptance of Purchaser as the provider of the services and products under the Shared Contract without materially altering the applicable contractual rights and obligations related thereto.
“Full Release Threshold” means the dollar amount listed as the “Full Release Threshold” on Section 1.05 of the Disclosure Schedule.
“Incremental Transitioned Value” means an amount equal to the Transitioned Value for any CDPA Period after the Threshold CDPA Period, minus all Transitioned Value for prior CDPA Periods (including the Threshold CDPA Period) for which a CDPA Amount has been paid or is payable to Seller in accordance with Sections 1.05(e) and (f).

“Initial Payment” means the dollar amount listed as the “Initial Payment” on Section 1.05 of the Disclosure Schedule.
“Initial Threshold” means the dollar amount listed as the “Initial Threshold” on Section 1.05 of the Disclosure Schedule.
“Key Customer” means each Person listed as a “Key Customer” on Section 1.05 of the Disclosure Schedule.
“Key Customer Contract” means, as the case may be, an Assigned Contract or a Shared Contract with a Key Customer that (a) provides for services that generate RMR or (b)(i) generated a revenue stream within the twelve-month period prior to the Effective Time that represents a material amount of the aggregate economic benefits (including RMR and other revenue) under all Contracts with such Key Customer and (ii) would reasonably be expected at Closing to generate a material amount of the aggregate economic benefits (including RMR and other revenue) under all Contracts with such Key Customer in the future; provided, however, that any new Contract entered into with a Key Customer on or after July 1, 2015, will be deemed a Key Customer Contract if such Contract satisfies clause (b)(ii) of this definition.
“Key Customer Value” means, with respect to each Key Customer, the dollar amount listed as the “Ascribed Value” for such Key Customer on Section 1.05 of the Disclosure Schedule.
“Threshold CDPA Period” means the first CDPA Period in which both Threshold Conditions have been satisfied.
“Threshold Conditions” means the satisfaction of both of the following conditions: (a) all of the Designated Contracts become either Transitioned Assigned Contracts or Satisfactory Replacement Contracts and (b) the amount of the Aggregate Transitioned Value equals or exceeds the Initial Threshold.
“Transition Conditions” means the satisfaction of both of the following conditions with respect to a Key Customer Contract: (a) assignment or transition of such a Contract to Purchaser by including either an Approved Consent or Evidence of Transitioned Shared Contract, as applicable; and (b) such Assigned Contract contains Satisfactory Terms or, with respect to any Shared Contract, either the Replacement Contract or Evidence of Transitioned Shared Contract contains or evidences Satisfactory Terms.
“Transitioned Value” means an amount equal to the aggregate Key Customer Value with respect to Key Customers for which all Key Customer Contracts have satisfied the Transition Conditions.
(e)    Contract Deferred Payment Amounts. Subject to all the provisions in Sections 1.05(d)-(f):

(i)    If Seller satisfies the Threshold Conditions, Purchaser shall pay to Seller an amount equal to (A) Initial Payment, plus (B) an amount equal to (I) the Aggregate Transitioned Value as of the last day of the Threshold CDPA Period, minus (II) the amount of the Initial Threshold;
(ii)    After satisfaction of the Threshold Conditions, with respect to each CDPA Period after the Threshold CDPA Period, Purchaser shall pay to Seller an amount equal to the Incremental Transitioned Value during such CDPA Period (which, for the avoidance of doubt, excludes Transitioned Value during prior CDPA Periods);
(iii)    After satisfaction of the Threshold Conditions, if the amount of the Aggregate Transitioned Value equals or exceeds the Full Release Threshold, Purchaser shall pay to Seller an amount equal to (A) the Contract Deferred Payment Amount, minus (B) all amounts previously paid pursuant to Section 1.05(e) and Section 1.05(f).
(f)    Contract Deferred Payment Amount Procedures. Subject to all the provisions in Sections 1.05(d)-(f):
(i)    On each CDPA Date, Seller shall deliver to Purchaser a CDPA Report for the applicable CDPA Period. After receipt of a CDPA Report, Purchaser shall have three Business Days to notify Seller of any dispute of any amount due according to the CDPA Report. If Purchaser does not provide a notice of dispute during such three Business Days, Purchaser shall pay to Seller the applicable amount pursuant to the provisions below;
(ii)    If Purchaser disputes any or all of a CDPA Amount (or any component thereof) as proposed in a CDPA Report, then the Parties shall negotiate in good faith to resolve such dispute. If the Parties are unable to resolve such dispute by the 10th Business Day after Purchaser provided notice of a dispute pursuant to Section 1.05(f)(i), then either Seller or Purchaser shall be entitled to invoke the dispute resolution provisions contained in Section 12.07. If Purchaser disputes only a portion of a CDPA Amount proposed in a CDPA Report, Purchaser shall pay any undisputed portion of such CDPA Amount to Seller within five Business Days after submission of the notice of dispute to Seller;
(iii)    Upon final resolution (whether by agreement of the Parties or a failure of Purchaser to object to a CDPA Report within the time period above) of a CDPA Amount, Purchaser shall pay such resolved amount to Seller within five Business Days after such resolution;
(iv)    Within 10 Business Days after the CDPA End Date, Seller will provide to Purchaser written notice with supporting detail in regard to any Key Customer (A) for which no CDPA Amount has been paid, (B) which has not been subject to dispute under Section 1.05(f)(ii), and (C) for which Seller in good faith believes a CDPA Amount payment should be made by Purchaser notwithstanding that the Transition Conditions had not been satisfied in respect of such Contract. The Parties will then conduct a good faith discussion about such Key Customer(s) and whether a CDPA Amount payment is appropriate;
(v)    Purchaser shall pay all amounts required to be paid pursuant to Section 1.05(e) and Section 1.05(f) via wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser at least five Business Days prior to the payment date;
(vi)    If Purchaser has paid the full Contract Deferred Payment Amount, then the Parties will have no further obligations under this Section 1.05;
(vii)    Notwithstanding anything to the contrary contained in this Agreement, with respect to the amounts payable under Section 1.05(e) and Section 1.05(f), (A) no amount is required to be paid prior to Closing, (B) no amount is required to be paid unless the Threshold Conditions are satisfied, (C) no amount is payable with respect to any Transition Condition satisfied after the CDPA End Date and (D) the aggregate amounts to be paid shall not exceed the Contract Deferred Payment Amount.
(g)    Purchaser and its Affiliates (including the Business after the Closing) shall use commercially reasonable efforts to (A) take or cause to be taken such further action as may reasonably be required to obtain any Approved Consent or Evidence of Transitioned Shared Contract from any Designated Customer or Key Customer; provided, however, that Purchaser shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Approved Consent or Evidence of Transitioned Shared Contract except payments or accommodations that are de minimis in nature or otherwise customary in nature; (B) not take any action the primary purpose of which is to avoid or lessen payment of any CDPA Amount by Purchaser to Seller;(C) provide reasonable access (subject to Seller’s obligation to maintain the confidentiality of any such Confidential Information) their respective properties, books, records (whether in hard copy or computer format), Contracts, personnel and records relating to any the parties efforts to obtain any Approved Consent or Evidence of Transitioned Shared Contract from any Designated Customer or Key Customer, including to determine if any Transition Conditions have been satisfied; provided, however, that Purchaser’s and its Affiliates’ obligations pursuant to this clause (C) shall terminate for each Key Customer for which the Transition Conditions have been satisfied; and (D) obtain any Approved Consent or Evidence of Transitioned Shared Contract from any Designated Customer or Key Customer as soon as reasonably possible. Notwithstanding any of the foregoing and for the avoidance of doubt, (1) failure to obtain any Approved Consent or Evidence of Transitioned Shared Contract from any Designated Customer or Key Customer or (2) obtaining an Approved Consent or Evidence of Transitioned Shared Contract without Satisfactory Terms will in no way, in and of itself, be deemed a breach of this Agreement or create any Liability under this Agreement for Purchaser or Canadian Purchaser.
Section 1.06.    Closing and Closing Deliveries.
(a)    Closing. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place at 10:00 AM at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, on a date that is as soon as practicable, but in no event later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other date or place as Purchaser and Seller may agree, including any date that would facilitate the ability of either Party to settle, finalize or otherwise close its financial books and records (the date on which the Closing occurs, the “Closing Date”); provided, that, notwithstanding anything contained herein to the contrary, Purchaser and Seller hereby agree that in no event shall the Closing occur prior to January 4, 2016. Notwithstanding anything contained herein to the contrary, Purchaser, in its sole discretion and for purposes relating to the attainment by Purchaser of any of the Permits set forth on Section 1.06(a) of the Disclosure Schedule necessary or advisable for the conduct of the Business by Purchaser following the Closing, may extend (by delivery of written notice to Seller to such effect delivered not later than the third Business Day after the satisfaction or waiver of the foregoing conditions) the Closing Date to a date which is not more than 30 days following the date upon which the Closing otherwise would occur absent this proviso; provided, however that in no event will the extension of the Closing Date pursuant to Purchaser’s written notice be deemed to create any condition to Closing in addition to those set forth in Article 9; provided, further, that if the Permits set forth on Section 1.06(a) of the of the Disclosure Schedule are obtained, the Closing Date shall be no more than five Business Days after the last such Permit is obtained. Legal title, equitable title and risk of loss with respect to the Purchased Assets will transfer to Purchaser at the Closing, which transfer will be deemed effective for Tax, accounting and other computational purposes as of 12:01 a.m. (Eastern Standard Time) on the Closing Date (the “Closing Time”).
(b)    Deliveries by Purchaser at the Closing. At the Closing, Purchaser will deliver, or cause to be delivered, to Seller the following:
(i)    the Initial Purchase Price less the Contract Deferred Payment Amount, as set forth in Section 1.05(c), plus any payment of any portion of the Contract Deferred Payment Amount payable pursuant to Section 1.05(c).
(ii)    the certificate to be delivered by Purchaser pursuant to Section 9.03(a);
(iii)    an assumption agreement substantially in the form of Exhibit A, (other than the Canadian Assumed Liabilities) pursuant to which Purchaser will assume the Assumed Liabilities that are not assumed pursuant to any other

Ancillary Agreement (the “Assumption Agreement”), duly executed by Purchaser in favor of Seller;
(iv)    an assumption agreement substantially in the form of Exhibit B, pursuant to which Canadian Purchaser will assume the Canadian Assumed Liabilities related to the Canadian Seller (the “Canadian Assumption Agreement”), duly executed by Canadian Purchaser in favor of Canadian Seller;
(v)    a general assignment and bill of sale in substantially the form of Exhibit C, (other than the Canadian Purchaser’s Assets) pursuant to which Seller and its Affiliates will convey the Purchased Assets to Purchaser that are not conveyed pursuant to any other Ancillary Agreement (the “Bill of Sale”), duly executed by Purchaser;
(vi)    a general assignment and bill of sale in substantially the form of Exhibit D, pursuant to which Canadian Seller will convey the Purchased Assets held by Canadian Seller to Canadian Purchaser (the “Canadian Bill of Sale”), duly executed by Canadian Purchaser;
(vii)    instruments of assignment and assumption substantially in the form of Exhibit E, pursuant to which Seller and its Affiliates will assign all of the tenant’s right, title and interest in the Facility Lease Agreements to Purchaser and Purchaser will assume all obligations thereunder, with separate agreements for each Leased Facility (collectively, the “Real Estate Assignment and Assumption Agreements”), each duly executed by Purchaser;
(viii)    a transition services agreement, substantially in the form of Exhibit F (the “Transition Services Agreement”), duly executed by Purchaser;
(ix)    a patent assignment agreement, a copyright assignment agreement and a trademark assignment agreement substantially in the forms of Exhibit G-1, Exhibit G-2 and Exhibit G-3, respectively, pursuant to which Seller will assign to Purchaser the rights to certain government granted or registered Intellectual Property used primarily in the Business or set forth in Section 12.01(d) of the Disclosure Schedule (collectively, the “IP Assignments”), duly executed by Purchaser;
(x)    an assignment of contracts substantially in the form of Exhibit H, pursuant to which Seller and its Affiliates, including Canadian Seller, will assign to Purchaser, including Canadian Purchaser, the Assigned Contracts (the “Assignment of Assigned Contracts”), duly executed by Purchaser and Canadian Purchaser;
(xi)    a patent license agreement substantially in the form of Exhibit I, pursuant to which certain patents not primarily related to the Business will be licensed from Seller to Purchaser (the “Patent License Agreement”), duly executed by Purchaser;
(xii)    any resale certificates, exemption certificates, and other documentation required to qualify for any exemption from the collection or payment of Transfer Taxes; and
(xiii)    the Closing Statement, duly executed by Purchaser.
(c)    Deliveries by Seller at the Closing. At the Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:
(i)    the certificate to be delivered by Seller pursuant to Section 9.02(a);
(ii)    the certificates required to be delivered by Seller and DESS pursuant to Section 7.08;
(iii)    the certificates representing the DESS Interests, accompanied by instruments of transfer or assignment endorsed in blank and dated as of the Closing Date;
(iv)    the Assumption Agreement, duly executed and acknowledged by Seller;
(v)    the Canadian Assumption Agreement, duly executed and acknowledged by Canadian Seller;
(vi)    the Real Estate Assignment and Assumption Agreements, duly executed by Seller;
(vii)    the Transition Services Agreement, duly executed by Seller;
(viii)    the Bill of Sale, duly executed by Seller in favor of Purchaser;
(ix)    the Canadian Bill of Sale, duly executed by Canadian Seller in favor of Canadian Purchaser;
(x)    the IP Assignments, duly executed by Seller in favor of Purchaser;
(xi)    the Assignment of Assigned Contracts, duly executed by Seller and Canadian Seller in favor of Purchaser and Canadian Seller;
(xii)    the Patent Assignment Agreement, duly executed by Seller in favor of Purchaser;
(xiii)    original corporate record books and stock record books of DESS;

(xiv)    written resignations of the directors, officers and managers of DESS as set forth on Section 1.06(c)(xiv) of the Disclosure Schedule;
(xv)    the Closing Statement, duly executed by Seller and Canadian Seller;
(xvi)    evidence reasonably satisfactory to Purchaser that all Encumbrances on the Purchased Assets and/or the Business set forth on Section 1.06(c)(xvi) of the Disclosure Schedule, other than Permitted Liens, have been or will promptly be released and discharged and that termination statements with respect to all UCC and Personal Property Security Act (Ontario) (or similar provincial legislation) financing statements relating to such Encumbrances have been, or shall be promptly following the Closing, filed at the expense of Seller;
(xvii)    a financing statement in respect of the sale of Accounts Receivable relating to the Canadian Seller appropriate for registration under the Personal Property Act (Ontario); and
(xviii)    such other bills of sale, assignments and other instruments of transfer or conveyance, including a domain name assignment, duly executed by Seller and/or Canadian Seller, as may be reasonably agreed by the Parties to effect the sale, conveyance and delivery of the Purchased Assets to Purchaser.
Section 1.07.    Working Capital Adjustment.
(a)    Final Working Capital Statement. Within 60 days after the Closing Time, Purchaser will cause to be prepared and delivered to Seller a final working capital statement (the “Final Working Capital Statement”), setting forth the Net Working Capital as of the Closing Time (the “Final Working Capital”), which shall include, for the avoidance of doubt, any Special Working Capital Item transferred in accordance with Section 1.07(f) and noting any discrepancy between such Final Working Capital and the Estimated Net Working Capital set forth in the Pre-Closing Statement pursuant to Section 1.05. The Final Working Capital Statement shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, calculated on a basis consistent with the same accounting principles, practices and methodologies and policies used in the preparation of the Working Capital Statement, except, to the extent of any exceptions set forth in the Working Capital Statement.
(b)    Dispute; Final Determination. Within 30 days following receipt by Seller of the Final Working Capital Statement, Seller will deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Final Working Capital Statement (together with detailed supporting documentation to support Seller’s dispute in order to facilitate Purchaser’s review of any such item(s) in dispute); except that Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Final Working Capital Statement if they are in accordance with GAAP and, to the extent consistent with GAAP, calculated on a basis consistent with the same accounting principles, practices and methodologies and policies used in the preparation of the Working Capital Statement. If Seller does not notify Purchaser of a dispute with respect to the Final Working Capital Statement within such 30‑day period, such Final Working Capital Statement will be final, conclusive and binding on the Parties. In the event of such notification of a dispute, the Parties will negotiate in good faith to resolve such dispute. If the Parties, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after Seller advises Purchaser of its objections, then the Parties jointly will engage Ernst & Young LLP (the “Accounting Firm”) to resolve such dispute solely in accordance with the terms of this Agreement. As promptly as practicable, but in no event more than 15 days thereafter, the Parties will each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As promptly as practicable, but in no event more than 15 days thereafter, the Parties will cause the Accounting Firm to determine an amount within the range of the respective amounts proposed by each Party. The Parties will share the expenses of the Accounting Firm, with such expenses being split in inverse proportion to the amount determined by the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive and binding on the Parties and may be enforced by a court of competent venue and jurisdiction.
(c)    Access. For purposes of complying with the terms set forth in this Section 1.07, each Party will cooperate with and make available to the other parties and their respective Representatives all information, records, data and working papers, and will permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Working Capital Statement and the resolution of any disputes thereunder.
(d)    Downward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 1.07(b)) is less than the Estimated Net Working Capital, then the Initial Purchase Price will be adjusted downward by the amount of such shortfall, and Seller will pay or cause to be paid an amount in cash equal to such shortfall to Purchaser by wire transfer of immediately available funds to an account designated in writing by Purchaser to Seller. Any such payment is to be made within five Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 1.07(b).
(e)    Upward Adjustment. If the Final Working Capital (as finally determined pursuant to Section 1.07(b) is greater than the Estimated Net Working Capital, then the Initial Purchase Price will be adjusted upward by the amount of such excess, and Purchaser will pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser. Any such payment is to be made within five Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 1.07(b).
(f)    In the event any Special Working Capital Item is separated into its own account that can be transferred to Purchaser or Canadian Purchaser at Closing, such account will be transferred at Closing to Purchaser or Canadian Purchaser, as applicable, and the Final Working Capital will take into account such transfer.
Section 1.08.    Allocation of Purchase Price. The Base Purchase Price (including the Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) shall be allocated among (a) the stock of DESS, (b) the Purchased Assets not located in Canada (other than stock of DESS), and (c) the Purchased Assets located in Canada (the “Top-Line Allocation”) pursuant to the amounts set forth on Schedule 1.08. Within 60 days after Closing, Seller shall prepare an allocation of the Base Purchase Price among the Purchased Assets (other than stock of DESS) based on such Top-Line Allocation (the “Asset-Level Allocation”), in accordance with Schedule 1.08 (the “Purchase Price Allocation Schedule”), provided that Seller shall prepare a preliminary allocation among the Purchased Assets located in Canada based on the Top-Line Allocation within 30 days after Closing, which shall be incorporated into the Asset-Level Allocation prepared within 60 days after Closing. To the extent there are any adjustments to the Base Purchase Price (including the adjustments contemplated by Section 1.05 and Section 1.07), Purchaser and Seller will make appropriate adjustments to the Purchase Price Allocation Schedule to reflect such changes. Purchaser and Seller and each of their respective Affiliates will: (A) be bound by the Purchase Price Allocation Schedule, as finally determined, for purposes of determining any Taxes; (B) prepare and file, and cause their respective Affiliates to prepare and file, their Tax Returns (including IRS Form 8594) on a basis consistent with the Purchase Price Allocation Schedule, as finally determined; and (C) cooperate in the filing of any forms (including IRS Form 8594) required to be filed with regard to the Purchase Price Allocation Schedule, as finally determined, including any amendments to such forms required pursuant to any applicable Law or this Agreement. If the Purchase Price Allocation Schedule is disputed by any Taxing Authority, the Party receiving notice of the dispute will promptly notify the other Party, and the Parties agree (and will cause their respective Affiliates) to use their commercially reasonable efforts to defend such Purchase Price Allocation Schedule in any Tax Proceeding.

Section 1.09.    Withholding. Notwithstanding anything to the contrary in Article 1, to the extent required by the Code or applicable Law, Purchaser shall be permitted to deduct and withhold any required amounts from the Initial Purchase Price. Any amounts so deducted or withheld shall be treated as if paid to the Party for whom the deduction or withholding was required. If Purchaser determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, Purchaser shall use its commercially reasonable efforts to provide notice to Seller at least 10 Business Days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to withhold; provided, however, that if Seller fails to deliver the certification contemplated by Section 7.08, then Purchaser shall not be required to provide any such notice or written explanation with respect to amounts required to be withheld pursuant to Section 1445 of the Code as a result of such failure. Purchaser shall promptly remit all withheld amounts to the applicable Taxing Authority in accordance with applicable Law.
ARTICLE 2
Representations and Warranties of Seller
Subject to the exceptions set forth in the applicable Sections of the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows:
Section 2.01.    Organization. Each of Seller, Canadian Seller, and DESS is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except (in the case of Seller and Canadian Seller only) to the extent such failure would not prevent or materially delay the consummation of the Transactions.
Section 2.02.    Authority; Enforceability. Seller and Canadian Seller each have all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements (taken together, the “Transaction Agreements”) to which each is a party, to perform its obligations under the Transaction Agreements, and to consummate the transactions contemplated thereby, including the transactions and obligations relating to Assigned Contracts and Shared Contracts as set forth in Section 1.04 and as otherwise described herein (the “Transactions”). The execution, delivery and performance by each of Seller and Canadian Seller of the Transaction Agreements to which it is specified to be a party and the consummation by Seller and Canadian Seller of the Transactions have been duly authorized by all necessary corporate action on the part of Seller or Canadian Seller, and no other corporate proceedings on the part of Seller and/or Canadian Seller are necessary pursuant to its respective governing documents or the Laws of its jurisdiction of organization to authorize the Transaction Agreements to which it is specified to be a party or to consummate the Transactions. This Agreement has been duly executed and delivered by Seller and Canadian Seller, and each Ancillary Agreement to which Seller or Canadian

Seller is specified to be a party will be duly executed and delivered by Seller or Canadian Seller, as the case may be, and, assuming due authorization, execution and delivery by the other parties to the Transaction Agreements, constitutes or will constitute a legal, valid and binding agreement of Seller or Canadian Seller enforceable against Seller or Canadian Seller, as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).
Section 2.03.    Non-Contravention. The execution, delivery and performance by Seller of the Transaction Agreements to which it is specified to be a party does not and will not (a) conflict with or violate Seller’s, Canadian Seller’s, or DESS’ organizational or governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to DESS, the Business or the Purchased Assets, or (c) assuming that all consents, approvals and authorizations contemplated by Section 2.04 have been obtained and all filings described therein have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract or Permit necessary for the operation of the Business, except for any such conflict, violation, breach, default, loss, right or other occurrence that would not prevent or materially delay the consummation of the Transactions or would not reasonably be expected to be, individually or in the aggregate, material to the Business.
Section 2.04.    Consents. The execution, delivery and performance by Seller and Canadian Seller of the Transaction Agreements to which each entity is a party and the consummation by Seller and Canadian Seller of the Transactions does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the HSR Clearance, (b) the filings being made to CFIUS in connection with the Transactions, (c) the notices and filings being made to DSS in connection with the Transactions (d) those consents, approvals, notices and authorizations that may be required under Assigned Contracts, (e) those agreements by the counterparties to the Replacement Contracts and (f) other consents, approvals, authorizations or permits of, actions by, filings with or notifications the failure of which to be made or obtained would not prevent or materially delay the consummation of the Transactions or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.05.    Financial Statements.
(d)    Section 2.05(a) of the Disclosure Schedule sets forth true and complete copies of the (i) unaudited balance sheet of the Business as at December 31, 2014 and the unaudited income statement for the fiscal year then ended, together with the notes and schedules thereto (collectively, the “Annual Financial Statements”), (ii) unaudited balance sheet of the Business as at June 30, 2015, and the unaudited income statement for the six-month period then ended, together with the notes and schedules thereto (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) and (iii) the Working Capital Statement.
(e)    Except as otherwise set forth on Section 2.05(b) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP. The Financial Statements present fairly, in all material respects, the financial position and results of operations of the Business, as of the dates and for the periods presented.
(f)    For the 12-month period ended December 31, 2014, the RMR revenue of the Business was not less than $70,000,000. For the six-month period ended June 30, 2015, the RMR revenue of the Business was not less than $35,000,000.
Section 2.06.    Conduct in the Ordinary Course of Business; Events Subsequent to Financial Statements.
(g)    Since June 30, 2015 until the Effective Date, other than in connection with or in preparation for the Transactions or as set forth on Section 2.06(a) of the Disclosure Schedule, the Business has been conducted only in the ordinary course consistent with past practice and, without limiting the foregoing representation, (i) since June 30, 2015 until the Effective Date, neither Seller nor any of its Affiliates have, in connection with the Business, taken or refrained from taking, as applicable, any of the actions set forth in Section 4.01(a)-(c), (e) or (f), and neither Seller nor its Affiliates have agreed or committed to take or refrain from taking any such action, as applicable, and (ii) there have been no changes or developments from December 31, 2014 until the Effective Date that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)    Except as set forth on Section 2.06(b) of the Disclosure Schedule, since June 30, 2015 until the Effective Date, the Business has not had any change in any financial accounting policies or procedures, or methods of reporting income, deductions or any other items for financial accounting purposes.
(i)    Except as set forth on Section 2.06(c) of the Disclosure Schedule, the Business has no Liabilities except for: (i) Liabilities under executory Contracts (excluding Liabilities for any breach thereof) to the extent related to the period after the Closing Date; (ii) current Liabilities to the extent such matter is accounted for in the Final Working Capital Statement; (iii) Retained Liabilities being retained by Seller or Canadian

Seller; (iv) Liabilities arising under this Agreement; (vi) obligations to comply with all Laws; or (v) those that are not material in amount and nature.
Section 2.07.    Taxes. Section 2.07 of the Disclosure Schedule sets forth all federal, state, local and foreign Tax Returns filed by each of Seller, Canadian Seller and DESS (in the case of Seller and Canadian Seller, limited to those Tax Returns related to the Purchased Assets or the Business) during the four years prior to the Effective Date, indicates those Tax Returns that have been subject to a Tax Proceeding, and indicates those Tax Returns that are currently the subject of a Tax Proceeding. Except as provided in Section 2.07 of the Disclosure Schedule:
(a)    Each of Seller, Canadian Seller and DESS (in the case of Seller and Canadian Seller, only to the extent related to the Purchased Assets or the Business) has (i) timely filed all Tax Returns with the appropriate Taxing Authority required to have been filed, (ii) timely paid all Taxes to the appropriate Taxing Authority (whether or not shown or required to be shown on any Tax Return), (iii) paid all other Taxes, except for Taxes being contested in good faith, and (iv) withheld or collected, and timely paid to the appropriate Taxing Authority, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, equityholder, independent contractor or other third party. All such Tax Returns filed by each of Seller, Canadian Seller and DESS are true, correct and complete in all material respects. DESS has delivered or made available to Purchaser true, correct and complete copies of all Tax Returns filed by DESS, and all examination reports, and statements of deficiencies assessed against or agreed to by DESS during the four years prior to the Effective Date. Other than Permitted Liens, there are no Liens for Taxes on any of the Purchased Assets.
(b)    None of Seller, Canadian Seller or DESS (in the case of Seller and Canadian Seller, only to the extent related to the Purchased Assets or the Business) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no material Tax Proceedings pending or proposed in respect of Taxes of Seller, Canadian Seller or DESS (in the case of Seller and Canadian Seller, only to the extent related to the Purchased Assets or the Business).
(c)    DESS does not have any deferred gain or loss allocable to it arising out of any intercompany transactions or intercompany accounts (including, excess loss accounts) made or existing on or before the Closing Date.
(d)    DESS will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any installment sale or open transaction disposition, intercompany transaction or intercompany account (including, excess loss account) made or existing on or before the Closing Date, (iii) any prepaid amount received or paid prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, or (v) any election under Section 108(i) of the Code.
(e)    No Tax holiday or Tax incentive or grant in any jurisdiction incurred by (or with respect to) any of Seller, Canadian Seller or DESS (in the case of Seller and Canadian Seller, only to the extent related to the Purchased Assets or the Business) will terminate (or be subject to clawback or recapture) as a result of the Transactions.
(f)    None of Seller, Canadian Seller or DESS (in the case of Seller and Canadian Seller, only to the extent related to the Purchased Assets or the Business) has liability for the Taxes of any third party or as a transferee or successor by Contract or from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
(g)    None of Seller, Canadian Seller or DESS (in the case of Seller and Canadian Seller, only to the extent related to the Purchased Assets or the Business) is a party to any Tax allocation, sharing, reimbursement or similar agreement (excluding agreements entered into in the ordinary course of business and the primary purpose of which is not related to Tax).
(h)    Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code. DESS has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i)    DESS has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under the circumstances could obligate it to make any payments in connection with the consummation of the Transactions that will not be deductible under Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Seller will not be deemed to undergo a “change in control” as determined under Section 280G of the Code as a result of the Transactions.
(j)    DESS has not been a member of any Affiliated Group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was Seller). DESS does not own an interest, directly or indirectly, in any joint venture, partnership, limited liability company, association, or other entity that is treated as a partnership for federal, state and local income Tax purposes. The unpaid Taxes of DESS (i) did not, as of the date of the Interim Financial Statement, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statement (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DESS in filing its Tax Returns. Since the date of the Interim Financial Statement, DESS has not incurred any Liability for Taxes outside the ordinary course of business. DESS has not participated in any transaction (including the Transactions) that would constitute a “reportable transaction” as defined in Treasury Regulations section 1.6011-4(b)(1). DESS is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of (A) having a permanent establishment or other place of business or (B) having a source of income in that jurisdiction. DESS is not, nor at any time has been, subject to (1) the dual consolidated loss provisions of Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code or (3) the recharacterization provisions of Section 952(c)(2) of the Code.
(k)    Canadian Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada), and Canadian Seller is registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and the harmonized sales tax and its registration number is 12332-1341-RT0001.
(l)    Section 2.07 and Section 2.10 represent the sole and exclusive representations and warranties of Seller regarding Taxes.
Section 2.08.    Litigation. Section 2.08(a) of the Disclosure Schedules sets forth (a) all material Actions against DESS during the three-year period preceding the Effective Date in respect of which DESS was duly served with a complaint or otherwise given written notice (or of which Seller otherwise has Knowledge) and (b) all material Actions against Seller or Canadian Seller relating to the Business during the three-year period preceding the Effective Date in respect of which Seller or Canadian Seller was duly served with a complaint or otherwise given written notice (or of which Seller otherwise has Knowledge). Except as set forth on Section 2.08(b) of the Disclosure Schedules, there are no Actions relating to the Business pending or, to Seller’s Knowledge, threatened against Seller or its Affiliates.

Section 2.09.    Compliance with Law; Permits.
(a)    Since January 1, 2013, the Business has been conducted in compliance in all material respects with all applicable Laws. No investigation or review by any Governmental Authority with respect to the Business is pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same.
(b)    Since January 1, 2010, Seller and its Affiliates have conducted the Business in compliance in all material respects with export control laws and regulations of the United States of America, which govern the manufacture, export, reexport, release and transfer of dual-use and classified and unclassified defense articles and technology of U.S. origin, and exports from the United States, as well as transactions by U.S. persons, wherever located, including regulations and requirements administered and implemented by DSS under NISPOM pursuant to Executive Order 12829 (Jan. 6, 1993), the U.S. Department of State under the International Traffic in Arms Regulations, U.S. Department of Commerce under the U.S. Export Administration Regulations and U.S. economic sanctions, implemented by the Office of Foreign Assets Controls, under the U.S. Department of the Treasury (collectively, the “Export Controls”), as applicable.
(c)    Seller or its Affiliates have all material governmental permits, licenses, certifications, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals, including those related to the Export Controls and clearances from DSS under FOCI requirements, as applicable, necessary to conduct the Business as presently conducted (collectively, the “Permits”), except those Permits the failure of which to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller or DESS have filed or caused to be filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of the Permits in full force and effect.
(d)    Since January 1, 2010, Seller and its Affiliates have conducted the Business in compliance in all material respects with the U.S. Foreign Corrupt Practices Act, as amended, the Canada Corruption of Foreign Public Officials Act, as amended, as well as any provisions of related or similar local anti-bribery Laws applicable to the Business (collectively, “Anti-Corruption Legislation”), regarding the payment or giving of anything of value, including payments, gifts, travel, entertainment and meals, either directly or indirectly, to an official of a foreign government or political party for the purpose of influencing an act or decision in his or her official capacity or inducing the official to use his or her party’s influence with that government, to obtain or retain any portion of the Business. Seller and its Affiliates have developed and implemented policies, programs and internal controls designed to comply with all Anti-Corruption Legislation in connection with operation of the Business.
(e)    Since January 1, 2010, Seller and its Affiliates have conducted the Business in compliance in all material respects with any and all Antitrust Laws.

Section 2.10.    Employee Benefits.
(a)    Section 2.10(a) of the Disclosure Schedule sets forth a list of all material Employee Benefit Plans. Seller has made available to Purchaser complete and correct copies of (i) each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plans, written descriptions thereof), including any amendments thereto, and (ii) the most recent summary plan description (if any), and any summary of material modifications, prepared for each Employee Benefit Plan.
(b)    With respect to the listed Employee Benefit Plans, each such plan or agreement has been operated and administered in all material respects in accordance with the terms of such plan or agreement and applicable Law, including ERISA and the Code, except to the extent any noncompliance would not reasonably be expected to result in a material Liability to Purchaser. Each Employee Benefit Plan that is intended to be qualified under Sections 401(a) and 401(k) of the Code (i) has been maintained, operated and administered in compliance in all material respects with its terms and applicable Laws and (ii) has received or has timely applied for a favorable determination letter from the IRS and Seller has no Knowledge of any circumstances that will result in revocation of any such favorable determination letter.
(c)    There is no material pending or, to Seller’s Knowledge, threatened Action relating to any current or former Employee under any Employee Benefit Plan (other than ordinary course claims for benefits) that could reasonably be expected to be a material Liability of Purchaser after the Closing Date.
(d)    With respect to Seller and any other Commonly Controlled Entity, there does not exist, nor, to Seller’s Knowledge, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would reasonably be expected, individually or in the aggregate, to result in material Liability, on or after the Closing, to Purchaser or any entity that, together with Purchaser, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
(e)    No Employee Benefit Plan is sponsored by DESS.
(f)    Except as set forth on Section 2.10(f) of the Disclosure Schedule, neither the execution and delivery of the Transaction Agreements nor the consummation of the Transactions shall (i) result in any material payment (including severance, change in control or otherwise) becoming due to any Employee under any Employee Benefit Plan, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan to any Employee, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan, except, in the case of the foregoing clauses (i), (ii), and (iii), for any payments or benefits for which Seller or its Affiliates shall be solely liable.
(g)    Each Contract, plan or other arrangement (whether or not written) to which DESS is a party that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all material respects in accordance with the requirements of Section 409A of the Code and the rules and regulations issued thereunder.
Section 2.11.    Labor Relations.
(a)    Neither Seller, Canadian Seller, nor DESS is a party to any Labor Agreement with any Employee. No labor union is certified by the National Labor Relations Board, or other applicable labor relations board in Canada, as bargaining agent for any Employees. Neither Seller, Canadian Seller, nor DESS is subject to any charge, demand, petition, or representation proceeding seeking to compel, require or demand it to bargain with any labor union, labor organization or employee association.
(b)    There is no organizational effort presently being made or, to Seller’s Knowledge, threatened by or on behalf of any labor union or employee association with respect to any Employees. None of Seller, Canadian Seller, or DESS in the past twelve months has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any Employees, and no such action is contemplated by Seller, Canadian Seller, nor DESS. To Seller’s Knowledge, (i) there is no pending or threatened in writing, labor strike, walkout, work stoppage, slow-down, or lockout involving any Employees; (ii) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; and (iii) no Employees have been engaged in the past twelve months in any union organizing or election activities while employed by Seller, Canadian Seller or DESS.
(c)    Except as set forth on Section 2.11(c) of the Disclosure Schedule, neither Seller, Canadian Seller, nor DESS has committed any unfair labor practice in connection with the Business, and there is no charge or complaint against Seller, Canadian Seller or DESS by the National Labor Relations Board, or other applicable labor relations board in Canada, pending or, to Seller’s Knowledge, threatened, and relating to the Business, nor has any such charge or complaint been pending in the past 12 months, in each case except for any such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business. Except as set forth on Section 2.11(c) of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices that has been asserted or is now pending or, to Seller’s Knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority against Seller, Canadian Seller, or DESS relating to the Business in any jurisdiction in which Employees are located, nor has any such charge been asserted or pending in the past 12 months, in each case except for any such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(d)    During the past 3 years, with respect to the Business, (i) neither Seller nor DESS has effectuated a “plant closing” (as defined in the WARN Act and any similar state or local “plant closing” law) affecting any site of employment or one or more facilities or operating units within any site of employment, and (ii) there has not occurred a “mass layoff” (as defined in the WARN Act and any similar state or local “mass layoff” law) affecting any site of employment or facility of Seller or DESS.
(e)    Except as set forth on Section 2.11(e) of the Disclosure Schedule, Seller, Canadian Seller, and DESS are in compliance in all material respects with all applicable Laws respecting employment and employment practices and terms and conditions of employment with respect to the Business, except for any non-compliance that would not reasonably be expected to be material to the Business. Neither Seller, Canadian Seller, nor DESS has received any notices that they are liable for any arrears of wages, taxes, licensing charges, assessments, damages or penalties for failure to comply with any of the foregoing Laws and employment practices with respect to the Business. Seller and DESS have not received any correspondence from the Social Security Administration advising of a “no-match” between any Employee’s name and social security number.
(f)    Except as set forth on Section 2.11(f) of the Disclosure Schedule, to the Knowledge of Seller, no Employee is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee other than for the benefit of the Business, (ii) restricts or limits in any way the scope or type of work in which such employee may be engaged other than for the benefit of the Business or (iii) requires such Employee to transfer, assign or disclose information concerning his or her work to anyone other than employees with the Business. To the Knowledge of Seller, as of the Effective Date, no Key Employee has any plans to terminate employment with the Business.
Section 2.12.    Real Property.
(a)    The Leased Facilities, together with easements appurtenant thereto, and the Excluded Facilities include all of the real property used or held for use in connection with or otherwise required to conduct the Business in substantially the manner it has been conducted prior to the Effective Date.
(b)    Each Leased Facility is used or occupied by Seller or its Affiliates pursuant to a Facility Lease Agreement. A true and correct copy of each Facility Lease Agreement has been delivered or made available to Purchaser. Each Facility Lease Agreement is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions. Neither Seller nor, to Seller’s Knowledge, any other Person is in material breach or violation, or default under any of the Facility Lease Agreements, except where such breach, violation or default has not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the ability of the Business to use the Leased Facilities.
(c)    All tenant improvements and other construction of the Leased Facilities pursuant to the Facility Lease Agreements have been completed, and there are no outstanding and unpaid tenant improvement allowances owing to, or owed by, Seller.

(d)    No event has occurred or circumstance exists that, with the delivery of notice, passage of time, or both, would constitute a default by Seller under any Facility Lease Agreement, and, to Seller’s Knowledge, no other party is in default thereof. No party to any Facility Lease Agreement has exercised any termination rights with respect thereto.
(e)    The premises of each Leased Facility is suitable for purposes of the Business’s current use, and no material controversy currently exists between Seller and any landlord pursuant to any Facility Lease Agreement.
(f)    The premises of each Leased Facility is in good condition and repair (ordinary wear and tear excluded). To Seller’s Knowledge, there are no problems, concerns or defects in any Leased Facility that would result in Purchaser incurring additional expenditures beyond those incurred in the ordinary course.
(g)    No landlord under any Facility Lease Agreement has allowed Seller to defer the payment of rent, and Seller has paid all rent due and payable under all such Facility Lease Agreements.
(h)    Neither Seller nor, to Seller’s Knowledge, any landlord has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Facilities or any portion thereof.  Seller has not pledged, mortgaged or otherwise granted an encumbrance on its leasehold interest in any Leased Facilities.
Section 2.13.    Intellectual Property.
(a)    Section 2.13(a) of the Disclosure Schedule sets forth a true and complete list of (i) each item of Purchased Intellectual Property that is registered with, or under application for registration with, any Governmental Authority or Internet domain name registrar, indicating for each such item the registration or application number and the applicable filing jurisdiction; and (ii) each item of Purchased Intellectual Property, including Software, that is not registered, but is material to the operation of the Business as presently conducted. No item of Purchased Intellectual Property is licensed by Seller or any of its Affiliates to any unaffiliated third party, except for such licenses granted in the ordinary course of business or as otherwise indicated in Section 2.13(a) of the Disclosure Schedule.
(b)    Except as set forth in Section 2.13(b) of the Disclosure Schedule, the Purchased Intellectual Property, together with the rights provided to the Buyer under the Ancillary Agreements, constitute all of the Intellectual Property necessary to operate the Business after the Closing in the same manner as Seller operated the Business before the Closing. Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Purchased Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of all Liens. Seller has written policies, applicable to every current and former employee of Seller who is or was involved in developing the Purchased Intellectual Property, and applicable to every current and former independent contractor who is or was involved in developing the Purchased Intellectual Property, whereby such employees and independent contractors: (i) entered into an enforceable "work-made-for-hire" arrangement or written agreement with Seller or assigned to Seller any ownership interest and right they may have in the Purchased Intellectual Property; and (ii) acknowledged Seller's exclusive ownership of the Purchased Intellectual Property. The Purchased Intellectual Property is not subject to any outstanding Government Order materially limiting Seller’s or any of its Affiliate’s use thereof or rights thereto.
(c)    To Seller’s Knowledge: (i) the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Business, have not infringed, misappropriated, diluted or otherwise violated, and have not and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person; and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Purchased Intellectual Property right. There is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against Seller or any of its Affiliates (a) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller or any of its Affiliates in connection with the Business; or (b) concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Purchased Intellectual Property.
(d)    Seller and its Affiliates are in actual possession and have exclusive control over a complete and correct copy of the source code for all material proprietary Software of Seller and its Affiliates used in the Business. Seller and its Affiliates have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any proprietary Software used in the Business to any other Person, other than an employee, independent contractor or consultant of Seller pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Business.
(e)    Seller and its Affiliates have not used any Software that is distributed as free software, open source software or pursuant to any license identified as an "open source license" by the Open Source Initiative or other license that substantially conforms to the Open Source Definition (http://opensource.org/osd) in a manner that does, will or would reasonably be expected to, require the (i) disclosure or distribution of any proprietary Software of the Business in source code form, (ii) license or other provision of any proprietary Software of the Business on a royalty-free basis, or (iii) grant of any rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any proprietary Software of the Business.

(f)    To Seller’s Knowledge, none of the proprietary Software products of the Business contain any virus, malware, spyware, time bomb, Trojan horse, back door, worm, or other device or code (“Malicious Code”) designed or intended to (i) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any such Software is installed, stored or used, or (ii) damage, destroy or prevent the access to or use of any data or file without the user’s consent. Seller has taken all reasonable steps to prevent the introduction of Malicious Code into the proprietary Software products of the Business.
(g)    The IT Systems are reasonably sufficient for the immediate Business. The IT Systems are in sufficiently good working condition to perform all information technology operations necessary for the conduct of the Business as currently conducted.
(h)    To Seller’s Knowledge, in the last three years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any IT Systems, that has caused any: (i) substantial disruption of or interruption in or to the use of such IT Systems or the conduct of the Business; (ii) loss, destruction, damage or harm of or to the Business or its operations, personnel, property or other assets; or (iii) Liability of any kind to the Business, Seller and its Affiliates maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in compliance therewith, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.
Section 2.14.    Material Contracts.
(a)    Section 2.14(a) of the Disclosure Schedule sets forth a true and correct list of all agreements of the following types to which either (i) DESS is a party or is subject to, or to which DESS’s assets or properties are or may be bound or subject, or (ii) to the extent relating to the Business, Seller or Canadian Seller, is a party or is subject to, or to which either of them or their assets or properties are or may be bound or subject (the below Contracts, collectively, the “Material Contracts”):
(i)    Contracts with any of the top 100 customers by revenue for the year ended December 31, 2014 (or their respective Affiliates);
(ii)    involved consideration of more than $1,000,000 in the aggregate during the fiscal year ended December 31, 2014;
(iii)    employment, severance, bonus, retention, termination and consulting agreements (excluding (A) agreements with at-will employees and agreements that may be terminated without penalty or other Liability other than customary severance and obligations arising under applicable Laws and (B) retention agreements providing for payments or benefits for which Seller or its Affiliates shall be solely liable) involving payments to be made in excess of $100,000 to any individual during any 12-month period;
(iv)    Contracts that materially restrict, directly or indirectly, the operations or activities of the Business, including Contracts that contain non-solicitation, non-compete, exclusivity or most-favored-nations provisions in favor of any party other than DESS, Seller, Canadian Seller or their respective Affiliates;
(v)    material partnership or joint venture Contracts;
(vi)    loan agreements or any other Contracts for indebtedness for borrowed money or any other contract for Indebtedness that is individually in excess of $500,000;
(vii)    Contracts related to the purchase or sale by Seller or its Affiliates of equity or assets primarily related to the Business that have been entered into since January 1, 2010 and which involved consideration of more than $1,000,000;
(viii)    Contracts relating to material licenses of trademarks, trade names, service marks or any other material Intellectual Property rights (including Seller’s rights to the ASIS software) other than any shrink wrap or other software that is generally commercially available and not customized and for which neither one-time nor annual fees exceed $100,000);
(ix)    Contracts under which DESS, Seller, or Canadian Seller agrees to indemnify any Person or share any Tax Liability of any Person (excluding agreements the primary purpose of which is not related to Tax);
(x)    all Contracts with security clearance requirements required by any Person (including such requirements required by the applicable customer or any Governmental Authority); and
(xi)    all Government Contracts with customers that are among the top 100 customers of the Business by total revenue, for the year ended December 31, 2014.
(b)    Seller has delivered or made available to Purchaser a correct and complete copy of each Material Contract. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, (i) none of Seller, Canadian Seller or DESS has received any written notice of any default under a Material Contract (other than notices of matters that have been fully resolved); (ii) to Seller’s Knowledge, each Material Contract is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions; (iii) neither Seller nor, to Seller’s Knowledge, any other Person is in material breach or violation of, or default under, any Material Contract; and

(iv) any applicable statutory cancellation or rescission period has expired in each Material Contract; and (v) to Seller’s Knowledge, there are no options under the identified Government Contracts that the Governmental Authority has elected not to exercise.
Section 2.15.    Customer Contracts; Industry Related Items.
(a)    Seller has made available to Purchaser true and correct copies of Seller’s form terms and conditions applicable to each customer listed on the Top Customer List for which Seller’s form terms and conditions govern Seller’s relationship with such customer.
(b)    To Seller’s Knowledge, each of the Assigned Contracts and Shared Contracts (i) is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions and (ii) neither Seller nor any other Person is in breach or violation of, or default under any of the Assigned Contracts or Shared Contracts, except where such breach, violation or default has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Business.
(c)    Except as set forth on Section 2.15(c) or Section 2.19(b) of the Disclosure Schedule, none of the Assigned Contracts or Shared Contracts has been assigned, or otherwise transferred to any Person other than an Affiliate of Seller.
(d)    The Business’s central stations and monitoring stations, which provide services for any of the Business’s security accounts and related Assigned Contracts or Shared Contracts, are UL and ULC certified. All of the Business’s security accounts and related Assigned Contracts or Shared Contracts are monitored by the Business at the Leased Facilities located in Uniontown, Ohio and Honolulu, Hawaii. The Business’s sole disaster recovery station is located in Hamilton, Ohio.
(e)    Seller has made available to Purchaser correct and complete copies of its form subcontractor agreements pursuant to which subcontractors install or service Alarm Systems of customers of the Business (collectively, the “Subcontractor Agreements”). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, (i) none of Seller, Canadian Seller or DESS has received any written notice of any default under a Subcontractor Agreement (other than notices of matters that have been fully resolved); (ii) each Subcontractor Agreement is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, subject to the General Enforceability Exceptions; (iii) neither Seller nor any other Person is in material breach or violation of, or default under, any Subcontractor Agreement; and (iv) any applicable statutory cancellation or recession period has expired in each Subcontractor Agreement. Except as set forth in Section 2.15(e) of the Disclosure Schedule, none of the Subcontractor Agreements have been pledged, assigned, or otherwise transferred to any person. To Seller’s Knowledge, no facts or circumstances exist with respect to the operation of the Business which would result in cancellation or termination of any of the Subcontractor Agreements, or in Liability for damages under any of the Subcontractor Agreements, in each case as would be material to the Business. No Person has any right to acquire any of the Subcontractor Agreements.
Section 2.16.    Environmental Matters.
(a)    The Business is, and since January 1, 2010 has, operated in compliance with all applicable Environmental Laws, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Neither Seller nor any of its Affiliates has received any written (or, to Seller’s Knowledge, oral) claim, notice, citation, or other information concerning any violation or alleged violation of, or any Liabilities or potential Liabilities under, any applicable Environmental Law relating to the operation of the Business since January 1, 2010, the Leased Facilities, DESS or its predecessors, or any properties formerly owned or operated by DESS or its predecessors, except for matters that have been resolved or are no longer outstanding or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    There are no Governmental Orders outstanding, or any Actions pending (or, to Seller’s Knowledge, threatened), concerning compliance with any Environmental Law relating to the operation of the Business, the Leased Facilities, DESS or its predecessors, or any properties formerly owned or operated by DESS or its predecessors, except for matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 2.17.    DESS Interests.
(a)    The DESS Interests constitute all of the issued and outstanding capital stock of DESS and are owned of record and beneficially by Seller, free and clear of all Liens other than those imposed by applicable securities Laws. There are no shares of capital stock, voting securities or other equity securities of DESS issued, reserved for issuance or outstanding, other than the DESS Interests. Upon consummation of the Transactions, Seller will transfer valid title to, and Purchaser will own, all the DESS Interests, free and clear of all Liens other than those imposed by applicable securities Laws. All DESS Interests are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, rights (including repurchase rights, rights of first refusal, redemption rights and “tag-along” and “drag-along” rights), stock-settled performance units, undertakings, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to DESS Interests or any capital stock equivalent or other nominal interest in DESS pursuant to which DESS is or may become obligated to (i) issue, deliver, redeem, acquire or sell, or caused to be issued, delivered, redeemed, acquired or sold, any shares of their capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any capital stock or other equity interests or (ii) provide funds to or make any equity investment in any other Person. There is no outstanding Indebtedness that could convey to any Person the right to vote or that is convertible into or exercisable for any capital stock or other equity interests of DESS. There are no voting trusts, stockholder agreements, proxies or other agreements or undertakings in effect with respect to the voting, dividend rights or transfer of any of the DESS Interests.
(b)    Seller has made available to Purchaser copies of the certificate of incorporation and bylaws or equivalent organizational documents with respect to DESS, in each case as amended through the Effective Date. Such certificates of incorporation and bylaws or equivalent organizational documents have not been subsequently amended or rescinded and are in full force and effect. DESS is not in violation of any of its certificate of incorporation or bylaws or equivalent organizational documents.
(c)    Since January 1, 2010, Seller or its Affiliates have not entered into any Contract for the purchase or sale of substantially all the assets of any business related to the Business (other than acquisitions or dispositions entered into in the ordinary course) nor any Contract to purchase or sell any securities of DESS (including shares of capital stock, options, warrants or rights to purchase), including, in each case, by way of merger.

Section 2.18.    DESS Assets and Liabilities. The only assets currently owned or used by DESS are assets used directly in the Business. The only Liabilities of DESS are those attributable to the Business.
Section 2.19.    Title to Purchased Assets; Adequacy of Assets; Condition of Tangible Assets.
(a)    Seller or its Affiliates have good and valid title to all of the Purchased Assets that are owned by Seller or its Affiliates, free and clear of all Liens, other than Permitted Liens. Seller or its Affiliates have a valid leasehold interest in all of the Purchased Assets that are leased by Seller or its Affiliates, except where the failure to have a valid leasehold interest has not had an would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Except for the Excluded Assets, the Services provided in the Transition Services Agreement, or as set forth in Section 2.19(b) of the Disclosure Schedule, the Purchased Assets comprise all of the assets, properties, Contracts, and rights necessary for Purchaser to operate the Business substantially in the manner that the Business was operated prior to the Closing.
(c)    The tangible Purchased Assets, taken as a whole, are free from material defects, in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they are being put in the Business’s operations in all material respects.
Section 2.20.    Brokers. Except as set forth on Section 2.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 2.21.    Customer Relationships; Supplier Relationships.
(a)    Section 2.21(a) of the Disclosure Schedule sets forth the 40 largest by RMR customers of the Business for each of the fiscal year ended December 31, 2014 and the six-month period ended June 30, 2015, showing the RMR for each such customer during each such period (the “Top Customer List”). Since January 1, 2015 and except as disclosed in Section 2.21(a) of the Disclosure Schedule, none of the customers listed on the Top Customer List has provided written notice or, to Seller’s Knowledge, any other communication, to Seller or any of its Affiliates of any circumstances indicating any possible or partial termination or material adverse alteration of its business relationship with the Business, including: (i) any decrease in the price that any such customer is willing to pay for products or services of the Business, (ii) any change in payment or delivery terms that would materially adversely affect the Business, its results of operations or its financial condition after the Closing, or (iii) of a proposed bankruptcy of any such customer.

(b)    Section 2.21(b) of the Disclosure Schedule sets forth the 20 largest (by dollar volume) suppliers of the Business for each of the fiscal year ended December 31, 2014 and the six-month period ended June 30, 2015, showing the dollar volume for each such supplier during each such period (the “Top Supplier List”). Since January 1, 2015 and except as disclosed in Section 2.21(b) of the Disclosure Schedule, none of the suppliers listed on the Top Supplier List has provided written notice or, to Seller’s Knowledge, any other communication, to Seller or any of its Affiliates with respect to a likely termination or material adverse alteration of its business relationship with the Business, including: (i) an increase in the price that any such supplier will charge for products or services sold to the Business, (ii) any change in payment or delivery terms that would adversely affect the Business, its results of operations or its financial condition after the Closing, or (iii) of a proposed bankruptcy of any such supplier.
Section 2.22.    Insurance. Section 2.22 of the Disclosure Schedule sets forth a description of the current insurance policies maintained by Seller or any Affiliate relating to the Business or any Purchased Asset (each, an “Insurance Policy”), including (a) the type of policy, (b) name of insurer and (c) all claims (and the details thereof) made pursuant to any Insurance Policy since January 1, 2014. Seller has made available to Purchaser true, accurate and complete copies of all such Insurance Policies, in each case, as amended or otherwise modified and in effect with respect to Seller. None of Seller or its Affiliates (i) are in material default with respect to its obligations under any Insurance Policy or (ii) have failed to give any notice or present any material claim thereunder in a due and timely manner. With respect to the Business and the Purchased Assets, none of Seller or any of its Affiliates has been denied insurance coverage or been subject to any gaps in insurance coverage in the one-year period immediately preceding the Effective Date. Since January 1, 2014, no insurer (y) has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Insurance Policy, or (z) has threatened to cancel any Insurance Policy.
Section 2.23.    Inventory. Except as set forth on Section 2.23 of the Disclosure Schedule: (a) the Inventory constitutes all inventory currently used in the Business and the Inventory is consistent with the Inventory maintained by the Business as the Business was operated during the twelve months preceding the Effective Date; (b) all Inventory has been appropriately and adequately reserved and recorded at the lower of cost and market value, in accordance with GAAP; (c) all Inventory is owned by Seller, Canadian Seller or DESS, free and clear of all Encumbrances, and no Inventory is held on a consignment basis; and (d) the quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances of the Business.

Section 2.24.    Government Contracts.
(a)    Seller and its Affiliates have complied in all material respects with all Laws, Governmental Orders, terms, clauses, certifications, representations, disclosure statements and compliance requirements with respect to each Government Contract and every Government Bid, and there have been no material misstatements or omissions relating to any of the Government Contracts or any Government Bids.
(b)    Since January 1, 2013, no Governmental Authority, nor any prime contractor or subcontractor, has provided written notice or, to Seller’s Knowledge, any other communication to Seller or its Affiliates that there has been a breach or violation any Law, certification, representation or clause, provision or requirement with respect to any Government Contract or Government Bid, and Seller and its Affiliates have not made any voluntary or mandatory disclosure in writing to a Governmental Authority or a prime contractor with respect to any violation of Law, Government Contract, or Government Bid.
(c)    Seller, its Affiliates, and their principals (as that term is defined in FAR 52.209-5) are not currently debarred or suspended from doing business with a Governmental Authority, nor have they otherwise been declared ineligible for business with a Governmental Authority. To Seller’s Knowledge, there are no circumstances that would reasonably be expected to warrant the institution of debarment, suspension or ineligibility proceedings against the Business, Seller, its Affiliates, or their principals in the future.
(d)    Seller, its Affiliates, and their principals (as defined in FAR 52.209‑5) are not currently civilly charged, criminally indicted or, to Seller’s Knowledge, under investigation with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any of the Government Contracts or Government Bids, past or present.
(e)    Since January 1, 2013, no show cause notices, cure notices, default terminations or negative determinations of responsibility have been issued against Seller or its Affiliates with respect to a Government Contract or Government Bid.
(f)    All indirect and general and administrative expense rates applicable to the Government Contracts, if any, are being billed in all material respects consistent with Government-approved rates or provisional rates. To the Seller’s Knowledge, within the past two years, no costs incurred by Seller or its Affiliates have been formally questioned or disallowed as a result of a finding or determination of any kind by a Governmental Authority. If required under any Government Contract, to Seller’s Knowledge, the cost accounting, invoicing, and procurement systems applicable to any government Contract or Government Bid are in compliance in all material respects with all applicable Government Contract or Government Bid terms, conditions, clauses, and applicable Law.

(g)    There are (i) no Actions pending against Seller or its Affiliates by any Governmental Authority, prime government contractor, or government subcontractor relating to a Government Contract; (ii) no disputes with a Governmental Authority pending or threatened in writing (including requests for equitable adjustment that have not matured into a dispute) relating to a Government Contract; and (iii) no pending audit(s) of Seller or its Affiliates, either by a Governmental Authority, prime government contractor, or government subcontractor relating to a Government Contract or a Government Bid. To Seller’s Knowledge, there are no facts that would reasonably be expected to result in any material Action, dispute or audit relating to a Government Contract.
(h)    Seller and its Affiliates possess all necessary security clearances and permits for the execution of its obligations under all Government Contracts. Seller and its Affiliates currently possess or are eligible to obtain all necessary security clearances and permits for the execution of the obligations under all Government Contracts for which it has submitted a Government Bid.
Section 2.25.    Competing Business. Wincor Nixdorf AG and its Affiliates (collectively, “Wincor”) do not currently have an electronic security business that competes with the Business in the United States or Canada.
Section 2.26.    No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Agreement, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to the Business, the Purchased Assets or the Transaction Agreements and the Purchased Assets will be transferred to Purchaser “as is, where is,” in their present condition and state of repair, with all faults, limitations and defects. The representations and warranties made in this Agreement with respect to the Business, DESS, the Purchased Assets and the Transaction Agreements are in lieu of all other representations and warranties Seller might have given Purchaser, including implied warranties of merchantability and implied warranties of fitness for a particular purpose.
ARTICLE 3
Representations and Warranties of Purchaser
Purchaser hereby represents and warrants to Seller as follows:
Section 3.01.    Organization. Each of Purchaser and Canadian Purchaser is duly organized, validly existing and in good standing under the laws of the state or province of its organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so organized, qualified or in good standing or have such power or authority would not prevent or materially delay the consummation of the Transactions.

Section 3.02.    Authority; Enforceability. Each of Purchaser and Canadian Purchaser has the corporate or other power and authority to execute and deliver the Transaction Agreements to which it is specified to be a party and to perform its obligations under the Transaction Agreements and to consummate the Transactions. The execution and delivery by each of Purchaser and Canadian Purchaser of the Transaction Agreements to which it is specified to be a party and the consummation by Purchaser and Canadian Purchaser of the Transactions have been duly authorized by all necessary action on the part of each of Purchaser and Canadian Purchaser and the holders of any equity interests thereof. Each Transaction Agreement to which each of Purchaser and Canadian Purchaser is specified to be a party has been or will be duly executed and delivered by each of Purchaser and Canadian Purchaser, as applicable, and, assuming due authorization, execution and delivery by the other parties to the Transaction Agreements, constitutes or will constitute a legal, valid and binding agreement of Purchaser and Canadian Purchaser, enforceable against Purchaser and Canadian Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.
Section 3.03.    Non-Contravention. The execution, delivery and performance by each of Purchaser and Canadian Purchaser of the Transaction Agreements to which each of Purchaser and Canadian Purchaser, as applicable, is specified to be a party does not and will not (a) conflict with or violate its certificate of incorporation or by-laws or comparable governing documents, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, conflict with or violate any Law applicable to Purchaser or Canadian Purchaser or by which Purchaser or Canadian Purchaser or any of Purchaser’s or Canadian Purchaser’s respective properties are bound or (c) assuming that all consents, approvals and authorizations contemplated by Section 3.04 have been obtained and all filings described therein have been made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract or permit to which either of Purchaser or Canadian Purchaser is a party or by which Purchaser or Canadian Purchaser or any of Purchaser’s or Canadian Purchaser’s respective properties are bound, except for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.
Section 3.04.    Consents. The execution, delivery and performance by each of Purchaser and Canadian Purchaser of the Transaction Agreements to which it is specified to be a party and the consummation by Purchaser and Canadian Purchaser of the Transactions do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person, except for (a) the HSR Clearance; (b) the filings being made to CFIUS in connection with the Transactions; (c) the notices and filings being made to DSS in connection with the Transactions; and (d) any other consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.

Section 3.05.    Financial Ability to Perform. Purchaser, Canadian Purchaser and their Affiliates have the financial resources, and Purchaser and Canadian Purchaser will have cash at the Closing, in an aggregate amount sufficient for Purchaser and Canadian Purchaser to perform each of their obligations under the Transaction Agreements and to pay all other fees and expenses of Purchaser and Canadian Purchaser related to the Transactions.
Section 3.06.    Litigation. There is no Action pending against, or to Purchaser’s or Canadian Purchaser’s Knowledge, threatened against or affecting, Purchaser or Canadian Purchaser, respectively, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.
Section 3.07.    Investment Intent. The DESS Interests are being purchased for Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act and the rules and regulations promulgated thereunder. Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser acknowledges that the DESS Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the DESS Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.
Section 3.08.    Solvency. After giving effect to the Transactions, Purchaser and Canadian Purchaser will be Solvent as of the Closing and immediately after the consummation of the Transactions.

ARTICLE 4
Covenants of Seller
Section 4.01.    Conduct of the Business. From the Effective Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Seller will, and will cause its Affiliates to, conduct the Business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 4.01 of the Disclosure Schedule, consented to in writing by Purchaser (which consent will not be unreasonably withheld or delayed) or as required by applicable Law, from the Effective Date until the earlier of the termination of this Agreement in accordance with its terms and the Closing, Seller will not (and will cause its Affiliates not to):
(e)    sell, lease, license, remove or otherwise dispose of any material Purchased Assets except (i) pursuant to existing Contracts, (ii) any dividend of cash from DESS or (iii) Inventory and Equipment in the ordinary course of business consistent with past practice;

(f)    except in the ordinary course of business, (i) acquire any material property or assets relating primarily to the Business or (ii) subject any property or asset included in the Purchased Assets to any Lien (other than Permitted Liens);
(g)    (i) issue, sell, transfer, pledge or dispose of any DESS Interests or (ii) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any DESS Interests;
(h)    except in the ordinary course of business (i) modify or amend in any material respect, or terminate, release, assign or waive any material rights or claims under any Material Contract (except for Material Contracts of a nature set forth in Section 2.14(a)(iii)) or (ii) modify or amend in any material respect, or terminate, release, assign or waive any material rights or claims under any Shared Contract in a manner that has a material negative impact on the Business;
(i)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of DESS;
(j)    amend the certificate of incorporation, bylaws or other governance documents of DESS;
(k)    except in the ordinary course of business, adopt, enter into, amend or increase benefits or obligations with respect to the Employees under, any Employee Benefit Plan, except (i) as required pursuant to Contracts in effect as of the Effective Date and (ii) as in the reasonable judgment of management of Seller is required after the Effective Date to retain and maintain for the benefit of the Business the services of the Employees, including by establishing a retention-pool, incentive-pay, stay-bonus or similar program in respect of such Employees, provided that any Liability with respect to any such retention-pool, incentive-pay, stay-bonus or similar program shall be a Retained Liability;
(l)    change any financial accounting policies or procedures, or methods of reporting income, deductions or any other items for financial accounting purposes except as required by applicable Law or GAAP;
(m)    enter into any Contract that would be a Material Contract (other than Contracts with customers on the Top Customer List) if entered into before the Effective Date;
(n)    hire any individual who would be a Key Employee;
(o)    terminate any individual who is a Key Employee at any time on or after the Effective Date;
(p)    transfer any Employee to another line of business of Seller or its Affiliates such that, as a result of such transfer, such individual ceases to be an Employee;

(q)    except in the ordinary course of business, incur, agree, or commit to any new capital expenditure relating to the Business in excess of $1,000,000 in the aggregate; or
(r)    enter into a Contract to do any of the foregoing.
Section 4.02.    Access to Information; Confidentiality.
(h)    Subject to the confidentiality obligations of Purchaser set forth in Section 5.01, from the Effective Date until the Closing, Seller will (i) give Purchaser, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of Seller and its Affiliates relating to the Purchased Assets and the Business and (ii) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized Representatives (A) true, accurate and complete copies of all Contracts with customers on the Top Customer List or suppliers on the Top Supplier List and (B) such financial and operating data and other information relating to the Purchased Assets and the Business as Purchaser may reasonably request, in each case, to the extent necessary to consummate the Closing; except that (x) Purchaser and its Representatives will not have the right to perform any investigative procedures that involve physical disturbance or damage to the Facilities, the real property upon which the Facilities are situated or any of the Purchased Assets and (y) such access will not include any sampling of environmental media, including soil, surface water, groundwater, indoor air, ambient air or building materials.
(i)    After the Closing, Seller and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective members, managers, officers, directors, employees, accountants, counsel, consultants, advisors, representatives and agents (collectively, “Representatives”) to hold, in confidence, all information (written or otherwise), in any form or medium, that is confidential, proprietary or otherwise not generally available to the public and primarily relates to the Business (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Seller or its Affiliates or Representatives, (iii) later lawfully acquired by Seller or its Affiliates or Representatives from sources other than those related to its prior ownership of the Business or (iv) later independently developed by Seller or any of its Affiliates without access to the Confidential Information; except that Seller may disclose Confidential Information to its Representatives in connection with the Transactions so long as such Representatives are informed by Seller of the nature of the Confidential Information and are directed by Seller to hold such in confidence, and Seller will be responsible for any breach of the confidentiality provisions of this Section 4.02 by its Affiliates and Representatives (excluding such Representatives who, after the Effective Date, become Representatives of Purchaser). The obligation of Seller and its Affiliates to hold the Confidential Information in confidence after the Closing will be satisfied if Seller and its Affiliates exercise the same care with respect to the Confidential Information as they would take to preserve the confidentiality of their own similar information in the ordinary course of business. Nothing in this Agreement will restrict the ability of Seller to keep copies of any Confidential Information after the Closing, including copies of any and all books and records relating to the Business. If, after the Closing, Seller or any of its Representatives are legally required to disclose any Confidential Information, if and to the extent permitted by applicable Law, Seller will (A) promptly notify Purchaser to permit Purchaser, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser’s sole cost and expense. If, after the Closing and in the absence of a protective order, Seller or any of its Representatives are compelled as a matter of Law to disclose Confidential Information to a third party, Seller and its Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; except that, prior to any such disclosure, Seller and its Representatives will use good faith efforts to advise and consult with Purchaser and its counsel as to such disclosure and the nature and wording of such disclosure, to the extent permitted by applicable Law.
(j)    After the Closing, except in connection with providing services to Purchaser and its Affiliates under the Transition Services Agreement, Seller and its Affiliates will not use, and will use their commercially reasonable efforts to cause their respective Representatives not to use, for any purpose, any Confidential Information related exclusively to the Business, including trade secrets and proprietary know-how, technology or processes (the “Exclusive Confidential Information”), and will not use, and will use their commercially reasonable efforts to cause their respective Representatives not to use, Confidential Information related primarily to the Business other than in connection with other lines of business of Seller and its Affiliates in existence on the Effective Date. Seller and its Affiliates will not copy, and will cause their respective Representatives not to copy, any documents, records, files, media or other resources containing any Exclusive Confidential Information.
(k)    Other than with respect to Tax matters, after the Closing, Seller will afford to Purchaser and its Representatives reasonable access (with an opportunity to make copies) (subject to Purchaser’s obligation to maintain the confidentiality of any such Confidential Information) during normal business hours and upon reasonable notice, to Seller’s properties, financial records (whether in hard copy or computer format), workpapers, Contracts, Tax Returns and personnel to the extent relating in each case to the Business or the Purchased Assets as Purchaser will reasonably request for any reasonable business purpose relating to the Business or the Purchased Assets; except that any such access by Purchaser will not unreasonably interfere with the conduct of the businesses of Seller. Purchaser will bear all out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred in connection with the foregoing.
(l)    From the Effective Date until the Closing, upon Seller’s Knowledge, Seller will use its good faith efforts to notify Purchaser of any fact or condition developing after the Effective Date that might have constituted a breach of any representation or warranty in Article 2 if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition; provided, however, that nothing in this Section 4.02(e) shall affect the Parties’ rights and obligations under this Agreement.
(m)    From the Effective Date until the Closing, Seller will promptly consult with Purchaser prior to modifying or amending in any material respect, or terminating, releasing, assigning or waiving any material rights or material claims under, any Contract with any customer on the Top Customer List, or otherwise materially changing the business relationship with any customer on the Top Customer List.
(n)    From the Effective Date until the Closing, Seller will provide Purchaser with copies of the monthly business review relating to the Business, including a profit and loss statement, in a form and at such times consistent with the past practice of the Business and as provided to Seller.
Section 4.03.    Assistance in Transfer of Permits. Seller will use commercially reasonable efforts to assist Purchaser in obtaining (whether by transfer to Purchaser, by new issuance by a Governmental Authority to Purchaser, or otherwise) any Permits used primarily in connection with the operation of the Business, including directing its Employees to cooperate with such efforts and making any notifications required to be sent by Seller prior to the Closing, including Permits related to the Export Controls. Purchaser will be responsible for any expenses associated with the matters addressed in this Section 4.03, and Seller will not have any Liability for the failure to obtain the transfer of any such Permit or for Purchaser’s failure to obtain a new issuance of any such Permit.
Section 4.04.    Third-Party Consents. Without limiting the effect of Section 6.01, Seller will use commercially reasonable efforts to promptly obtain all authorizations, consents, approvals and waivers (collectively, the “Consents”), and give all notices to each third party under all applicable Contracts that may be necessary for the consummation of the Transactions, including the assignment and transition of the Contracts to Purchaser; it being understood that obtaining any such Consents or giving of such notices is not a condition to the obligations of Purchaser under this Agreement, including the obligation to effect the Closing, and that, in connection with obtaining any such authorizations, consents, approvals and waivers, or giving of such notices, Seller will not be required to incur any out of pocket costs or any other obligation or liability except (i) payments or other obligations that are de minimis in nature or (ii) otherwise customary in nature.

Section 4.05.    Solicitation of Employees. Seller will not, and will cause its Affiliates not to, until the end of the three-year period immediately following the Closing Date, without the prior written consent of Purchaser, (a) solicit any Employee to leave his or her employment with Purchaser or any of its Affiliates or (b) hire or otherwise engage (1) any individual who is an employee of Purchaser or any of its Affiliates with whom Seller has had contact during the course of pursuing the Transactions or (2) any Employee; provided, however, that Seller and its Affiliates will not be precluded from soliciting, hiring or otherwise engaging any person (other than any individual who is or was a Key Employee at any time on or after the Effective Date) (i) who responds to any general solicitation or advertisement (including any non-focused recruitment efforts conducted by any recruitment agency, provided that Seller or its Affiliates has not directed such recruitment efforts at such person); (ii) who contacts Seller or any of its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Seller or any of its Affiliates, other than any general solicitation or advertisement; (iii) whose employment with Purchaser or any of its Affiliates has been terminated by Purchaser or any of its Affiliates; or (iv) with whom neither Seller nor any of its Affiliates has had any contact in connection with pursuing the Transactions.
Section 4.06.    Hiring of Foreign Employees. Seller will not, and will cause its Affiliates not to, until the end of the three-year period immediately following the Closing Date, without the prior written consent of Purchaser, solicit any employee of Purchaser or any of its Affiliates who (a) is primarily located in the Foreign Territory and (b) is known by Seller to be engaged in Purchaser’s or any of its Affiliates’ provision of electronic security products or services, including cameras, video surveillance equipment, intrusion alarms, fire alarms, access control systems and/or alarm monitoring, to leave his or her employment with Purchaser or any of its Affiliates; provided, however, that Seller and its Affiliates will not be precluded from placing any general solicitation or advertisement (including any non-focused recruitment efforts conducted by any recruitment agency, provided that Seller or its Affiliates has not directed such recruitment efforts at any such employee(s)).
Section 4.07.    DSS. As soon as practicable after the Effective Date (or such other time as the Parties may mutually agree), Seller, in consultation with Purchaser, will prepare and submit to DSS a notification under NISPOM as may be required in connection with the Transactions. Seller and Purchaser shall use commercially reasonable efforts to cooperate and take all commercially reasonable efforts to avoid DSS from taking any adverse action in connection with the security clearances of employees of Seller or its Affiliates engaged in the Business or the facilities where they work.

Section 4.08.    Waiver of Key Employee Confidentiality and Non-Disclosure Obligations to Seller. Seller and Canadian Seller represent and acknowledge that certain Employees (the “Restricted Employees”) are subject to certain covenants contained in their respective written agreements with Seller or Canadian Seller restricting the activities of such Restricted Employees, including those with respect to: (i) confidentiality, (ii) non-competition, (iii) exclusivity, (iv) client non-solicitation and non-servicing, (v) employee non-solicitation and non-hiring covenants and (vi) similar restrictive covenants (collectively, the "Restrictive Covenants"), including those that were entered into in connection with the employment of any such individual with Seller or Canadian Seller. Seller and Canadian Seller acknowledge and agree that on and after the Closing Date: (a) Purchaser and its Affiliates may employ any and all of the Restricted Employees; (b) certain Restricted Employees will be employed by Purchaser following the Closing and no Restrictive Covenants shall limit such Restricted Employees from performing services to, or on behalf of, Purchaser or its Affiliates, including providing service to and soliciting of past, current and prospective clients of Seller, Canadian Seller, or DESS, to the extent such services were previously performed by such Restricted Employee in connection with the Business; and (c) the Restricted Employees shall be released from all Restrictive Covenants to the extent any Restrictive Covenants otherwise limit in any respect any Restricted Employee in his or her employment with Purchaser or its Affiliates.
ARTICLE 5
Covenants of Purchaser
Section 5.01.    Confidentiality. Prior to the Closing and following any termination of this Agreement, Purchaser and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective Representatives to hold, in confidence, all Confidential Information (which term, for purposes of this Section 5.01, will be deemed to include all information that Seller has furnished to Purchaser or any of its Affiliates in connection with the Transactions), except to the extent that such information can be shown to have been (a) in the public domain, (b) lawfully acquired by Purchaser or any of its Affiliates or Representatives from sources other than Seller or its Affiliates or Representatives; or (c) independently developed by Purchaser or any of its Affiliates without access to the Confidential Information; except that Purchaser may disclose Confidential Information to its Representatives in connection with the Transactions so long as such Representatives are informed by Purchaser of the nature of the Confidential Information and are directed by Purchaser to hold such in confidence, and Purchaser will be responsible for any breach of the confidentiality provisions of this Section 5.01 by its Affiliates and Representatives. The obligation of Purchaser and its Affiliates to hold the Confidential Information in confidence prior to the Closing and after any termination of this Agreement will be satisfied if they exercise the same care with respect to Confidential Information as they would take to preserve the confidentiality of their own similar information in the ordinary course of business. If this Agreement is terminated, Purchaser and its Affiliates will, and will use their commercially reasonable efforts to cause their respective Representatives to, destroy or deliver to Seller, upon request, all Confidential Information and related materials, and all copies thereof, obtained by Purchaser or any of its Affiliates or

Representatives or on behalf of any of the foregoing from Seller or any of its Affiliates or Representatives in connection with this Agreement; provided, however, that outside counsel to Purchaser shall be entitled to retain one copy of all such documents and other materials to be used solely in connection with such outside counsel’s legal representation of Purchaser. If, prior to the Closing or after any termination of this Agreement, Purchaser or any of its Representatives are legally required to disclose any Confidential Information, Purchaser will (i) promptly notify Seller to permit Seller, at its expense, to seek a protective order or take other appropriate action and (ii) except as otherwise required by applicable Law, cooperate as reasonably requested by Seller in Seller’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Seller’s sole cost and expense. If, prior to the Closing or after any termination of this Agreement, in the absence of a protective order, Purchaser or any of its Representatives is compelled as a matter of Law to disclose Confidential Information to a third party, Purchaser and its Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; except that, prior to any such disclosure, Purchaser and its Representatives will use good faith efforts to advise and consult with Seller and its counsel as to such disclosure and the nature and wording of such disclosure. For the avoidance of doubt, nothing in this Section 5.01 imposes any confidentiality restrictions upon Purchaser or its Affiliates on or after the Closing with respect to any information relating to the Business or the Purchased Assets.
Section 5.02.    Access. Other than with respect to Tax matters, after the Closing, Purchaser and DESS will afford promptly to Seller and its Representatives reasonable access (with an opportunity to make copies) (subject to Seller’s obligation to maintain the confidentiality of any such Confidential Information) during normal business hours and upon reasonable notice, to Purchaser’s and DESS’ properties, books, records (whether in hard copy or computer format), workpapers, Contracts, personnel and records relating to the Purchased Assets as Seller will reasonably request for any reasonable business purpose relating to Seller’s prior interests in the Facilities or the Purchased Assets; except that any such access by Seller will not unreasonably interfere with the conduct of the Business by Purchaser or DESS. Seller will bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.
Section 5.03.    Contractual Overpayments. If, at any time following the Closing, Purchaser or any of its Affiliates receives a refund amount or a reduction in an amount payable from a vendor that relates to a contractual overpayment under any of the Assigned Contracts by Seller or its Affiliates prior to the Closing, Purchaser will promptly pay to Seller an amount equal to the amount of such refund or reduction.

Section 5.04.    Contacts with Customers, Suppliers, Employees, etc. Except as set forth in Section 5.04 of the Disclosure Schedule, from the Effective Date until the Closing, Purchaser (and all of its Affiliates and Representatives) will not contact and communicate with the employees, consultants, customers, suppliers and distributors of Seller, DESS and the Business in connection with the Transactions without Seller’s prior written consent.
Section 5.05.    Solicitation of Employees. Except as explicitly set forth in Article 8 or Section 5.05 of the Disclosure Schedule, Purchaser will not, and will cause its Affiliates (including employees of the Business) not to, until the end of the three-year period immediately following the Closing Date, without the prior written consent of Seller, (a) solicit any individual who is an employee of Seller or any of its Affiliates as of the Effective Date to leave his or her employment with Seller or any of its Affiliates or (b) hire or otherwise engage any individual who is an employee of Seller or any of its Affiliates with whom Purchaser has had contact during the course of pursuing the Transactions; provided, however, that Purchaser and its Affiliates will not be precluded from soliciting, hiring or otherwise engaging any person (i) who responds to any general solicitation or advertisement (including any non-focused recruitment efforts conducted by any recruitment agency, provided that Purchaser or its Affiliates has not directed such recruitment efforts at such person); (ii) who contacts Purchaser or its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Purchaser or any of its Affiliates, other than any general solicitation or advertisement; (iii) whose employment with Seller or any of its Affiliates has been terminated by Seller or any of its Affiliates; or (iv) with whom neither Purchaser nor any of its Affiliates has had any contact in connection with pursuing the Transactions.
Section 5.06.    Hiring of Foreign Employees. Purchaser will not, and will cause its Affiliates not to, until the end of the three-year period immediately following the Closing Date, without the prior written consent of Seller, solicit any employee of Seller or any of its Affiliates who (a) is primarily located in the Foreign Territory and (b) is known by Purchaser to be engaged in Seller’s or any of its Affiliates’ provision of electronic security products and/or services, including cameras, video surveillance equipment, intrusion alarms, fire alarms, access control systems and/or alarm monitoring, to leave his or her employment with Seller or any of its Affiliates; provided, however, that Purchaser and its Affiliates will not be precluded from placing any general solicitation or advertisement (including any non-focused recruitment efforts conducted by any recruitment agency, provided that Purchaser or its Affiliates has not directed such recruitment efforts at any such employee(s)).

ARTICLE 6
Covenants of Purchaser and Seller
Section 6.01.    Commercially Reasonable Efforts; Further Assurances.
(g)    Each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Party to this Agreement in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the Transactions. Following the Closing and the consummation of the Transactions, Seller and its Affiliates and Purchaser and its Affiliates each shall use commercially reasonable efforts to execute such documents and other papers and take or cause to be taken such further action as may reasonably be required to carry out the provisions of this Agreement and the other Transaction Agreements and to fully effectuate the Transactions. Seller and Purchaser shall use commercially reasonable efforts, and cause their Affiliates to use commercially reasonable efforts, to transfer to Purchaser and its Affiliates in connection with the Closing the performance bonds and other instruments listed on Section 6.01(a) of the Disclosure Schedule or otherwise cooperate to assist Purchaser and its Affiliates in obtaining replacement performance bonds and other instruments in place of such performance bonds and other instruments that are not transferred.
(h)    Each Party will use commercially reasonable efforts to: (i) prepare, as soon as practicable, all filings and other presentations necessary or desirable to obtain the HSR Clearance or any other consent, approval or other authorization from any Governmental Authority necessary to consummate the Transactions; (ii) prosecute such filings and other presentations with diligence; (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such authorization by Persons not party to this Agreement; (iv) facilitate obtaining any final order or orders approving the Transactions; and (v) furnish all information requested by any Governmental Authority in connection with any approvals of or filings with any Governmental Authority and will promptly cooperate with and furnish information in connection with any such requirements imposed upon Purchaser or any of its Affiliates by any Governmental Authority in connection with the Transactions. Subject to Section 6.02, Purchaser will use commercially reasonable efforts to obtain the HSR Clearance to allow the consummation of the Transactions as promptly as possible. Seller will not have any Liability for the failure to obtain the HSR Clearance or other consent, approval or other authorization in connection with the Transactions. Each Party will advise the other Party promptly of any material communication received by such Party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority regarding any of the Transactions and of any understandings, undertakings or agreements (oral or written) such Party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Authority in connection with the Transactions. Except as required by Law, neither Seller nor Purchaser will independently participate in any meeting with any Governmental Authority in respect of any findings or inquiry in connection with the Transactions without giving the other prior notice of the meeting and outside counsel for each Party the opportunity to attend, participate, or both, in each case unless prohibited by the Governmental Authority. The Parties shall work cooperatively together on all communications and strategy relating to HSR Clearance to the extent permitted by applicable Law in connection with any information or proposals submitted under or relating to the HSR Act in connection with the Transaction. A Party shall not be required to share any information with any other Party that the disclosing Party deems competitively sensitive or likely to have a Material Adverse Effect on the Business or a material adverse effect on any business of such Party or any of its Affiliates, provided that the Parties act in good faith; provided, however, that each Party shall provide notice to the other of the fact that it is withholding such information; provided, further, the foregoing shall not limit each Party’s obligations under this Section 6.01(b) to furnish information to any Governmental Authority, nor to limit Seller’s obligations under this Agreement to provide information to Purchaser about the Business. In the event that a Party is required to furnish privileged or competitive information pursuant to Section 6.01, the Parties shall use reasonable best efforts to cause such information to be provided to the other Party or provided on an outside counsel-only basis in a manner that would not reasonably be expected to result in any waiver or loss of privilege (including by entering into a common interest or joint defense agreement). Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require Purchaser or its Affiliates to provide information about their business to Seller.
(i)    The Parties will consult and cooperate with one another to the extent permitted by Law in connection with the CFIUS filing to be made in connection with the Transactions, including: (i) engaging in pre-filing discussions with CFIUS or its member agencies, as deemed advisable by the parties; (ii) promptly preparing the CFIUS notice and making any draft and final filings required or deemed advisable in connection with the CFIUS review process; and (iii) providing, within the time period imposed by CFIUS, any information reasonably requested by CFIUS in connection with the CFIUS review or investigation of the transaction contemplated by this Agreement. In addition, Purchaser agrees to accept and implement any and all mitigation measures imposed by CFIUS as a condition of obtaining CFIUS clearance.
Section 6.02.    HSR Clearance.
(j)    In furtherance and not in limitation of the provisions set forth in Section 6.01, each Party will make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 15 Business Days after the Effective Date, and make any other required submissions with respect to the Transactions under the HSR Act.
(k)    Each Party will take all other appropriate actions reasonably necessary, proper or advisable to obtain the HSR Clearance. Notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates will not commit to any divestitures of assets or businesses, but will commit to any licenses, hold-separate or similar agreements with respect to assets, or agreements with respect to conduct of business as a condition to obtaining the HSR Clearance, so long as the duration of any such licenses, hold-separate or similar agreements with respect to assets, or agreements with respect to conduct of business is no longer than a period of two years from the Closing Date; provided, that Purchaser and its Affiliates shall have no obligation to offer or agree to any such commitment with any Governmental Authority that, individually or in the aggregate, would be reasonably expected to have an adverse material effect on the Business, on any other business of Purchaser and its Affiliates or on the Business and such other businesses on a combined basis.
Section 6.03.    Certain Filings. The Parties will cooperate with one another to the extent permitted by Law (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, agreements, consents, approvals or waivers are required to be obtained from parties to any Assigned Contracts or Shared Contracts, in connection with the consummation of the Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, agreements, consents, approvals or waivers.
Section 6.04.    Public Announcements. From the Effective Date through the Closing Date, no public release or announcement concerning the Transactions will be issued by Purchaser or any of its Affiliates or Representatives without the prior consent of Seller (which consent will not be unreasonably withheld or delayed), and no public release or announcement concerning the Transactions will be issued by Seller or any of its Affiliates or Representatives without the prior consent of Purchaser (which consent will not be unreasonably withheld or delayed), except in each case as such release or announcement may be required by Law or the rules, regulations or policies of any United States or foreign securities exchange, in which case the Party required to make the release or announcement will allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; except that Seller may make internal announcements regarding the Transactions to its employees after reasonable prior notice to, and consultation with, Purchaser.
Section 6.05.    Trademarks; Trade Names.
(f)    With respect to any Leased Facility, Purchaser will either (i) remove all interior and exterior signage with respect to such Leased Facility bearing the “Diebold” name, trade name or trademark, or any other trademark retained by Seller or any of its Affiliates (other than DESS), and any other similar, derivative or translation of the trade names or trademarks (exclusive of any such trade names or trademarks validly transferred as Purchased Assets) (collectively, the “Retained Diebold Trade Names and Trademarks”) or (ii) cover such signage with temporary signage or other opaque materials not bearing any Retained Diebold Trade Names and Trademarks so that no part of the underlying signage is visible, in either case no later than 12 months after the Closing.

(g)    Purchaser and its Affiliates will have the right to (i) sell existing inventory and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Retained Diebold Trade Names and Trademarks for 12 months following the Closing; except that (A) neither Purchaser nor any of its Affiliates will take any action that could materially impair the value of the Retained Diebold Trade Names and Trademarks; (B) when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Purchaser will make clear to all other applicable parties that Purchaser or DESS (subject to Section 6.05(c)), rather than Seller or any of its Affiliates, is the party entering into or conducting the contractual relationship; and (C) personnel of Purchaser or its Affiliates using the above items will not, and will have no authority to, hold themselves out as officers, employees or agents of Seller or any of its Affiliates. Purchaser and its Affiliates will comply with all applicable Laws in any use of packaging or labeling containing the Retained Diebold Trade Names and Trademarks.
(h)    Before the Closing, Seller and DESS may execute and file all documents as will be necessary or desirable to change the name of DESS to remove the word “Diebold” or any derivation or translation thereof from such name; provided; however, Seller shall obtain Purchaser’s consent (not to be unreasonably withheld) to the changed name before filing any documents to change the name of DESS. To the extent not already changed by Seller or DESS, as promptly as practicable after the Closing but in no event later than 20 Business Days after the Closing Date, Purchaser will, and will cause DESS to, at Purchaser’s sole cost and expense, change the name of DESS to remove the word “Diebold” or any derivation or translation thereof, including filings with the applicable Governmental Authority of each jurisdiction in which the ownership or operation of DESS’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction.
(i)    With respect to Section 6.05(b), Purchaser will use commercially reasonable efforts to minimize its use of the Retained Diebold Trade Names and Trademarks, and, in any event, will cease using the Retained Diebold Trade Names and Trademarks on fixed assets as soon as practicable and in any event within 12 months after the Closing.

Section 6.06.    Notices of Certain Events. From the Effective Date until the Closing Date, each Party will promptly notify the other Party of:
(h)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(i)    any written notice or other written communication from any Governmental Authority in connection with the Transactions; and
(j)    any change or fact of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 9 become incapable of being satisfied.
Section 6.07.    Wrong Pocket. If any Party receives any payment after the Closing for any product or service sold by or on behalf of the other Parties or in satisfaction of any receivable or similar obligation that is a Purchased Asset (in the case of Seller) or Excluded Asset (in the case of Purchaser), then such Party will promptly remit such funds to the appropriate other Party. Nothing in this Section 6.07 will impose any duty or obligation of any of the Parties to collect any payments or amounts for the other Parties.
Section 6.08.    Non-Competition and Non-Solicitation.
(i)    Neither Seller nor any of its Affiliates will directly or indirectly, during the three-year period commencing on the Closing Date (the “Restricted Period”), engage in the business of providing electronic security products (including cameras) and/or services, video surveillance equipment, intrusion alarms, fire alarms, access control systems and/or alarm monitoring, in the United States and Canada (the “Restricted Business”); provided that electronic security products and services (including cameras) related to or incorporated into Seller’s and its Affiliates’ financial self service product and services, including automatic teller machines will not be deemed to be, and are not part of, the Restricted Business. For purposes of this Section 6.08(a), Wincor shall be deemed an Affiliate of Seller from and after the closing of any proposed transaction between Wincor and Seller.
(j)    Without in any way limiting the foregoing, neither Seller nor any of its Affiliates will, directly or indirectly, during the Restricted Period, solicit any Restricted Customer (as defined below) to market, sell, or provide services or products relating to the Restricted Business. For purposes of this Section 6.08, a “Restricted Customer” means any (i) customer with whom Seller or its Affiliates conducted business related to the Business in the two years prior to the Closing Date or (ii) prospective customer with whom Seller or its Affiliates had direct contact in an effort to market, sell, or provide services relating to the Business or to whom Seller or any of its Affiliates submitted bids or proposals related to the Business in the six months prior to the Closing Date.
(k)    During the Restricted Period, neither Seller nor any of its Affiliates will, directly or indirectly, partner, joint venture, coordinate, or cooperate with, or otherwise help, direct, facilitate, assist or support any Person engaging in the activities in which Seller and its Affiliates are prohibited from engaging under this Section 6.08.
(l)    If any court determines that any of the provisions of this Section 6.08 is excessive in duration or scope or is unreasonable or unenforceable under applicable Law, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the Laws of that jurisdiction.
ARTICLE 7
Tax Matters
Section 7.01.    General. Notwithstanding any other provision in this Agreement, this Article 7 will govern Tax matters.
Section 7.02.    Seller Prepared Tax Returns. Seller will prepare or cause to be prepared all Tax Returns required to be filed with respect to the Purchased Assets (including, for the avoidance of doubt, Pre-Closing DESS Returns) for all (a) Tax periods ending on or before the Closing Date and (b) Straddle Periods (collectively, “Seller Prepared Tax Returns”). All income Tax Returns of DESS required to be filed by Seller pursuant to this Section 7.02 (“Pre-Closing DESS Returns”) will be filed in a manner consistent with prior practices, unless otherwise required by applicable Law. Seller shall deliver a draft of any such Pre-Closing DESS Returns to Purchaser for its review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) not less than 30 days prior to the date on which such Tax Returns are due to be filed (taking into account any applicable extensions). The Parties agree to consult and timely resolve in good faith any issue arising as a result of Purchaser’s review of such Pre-Closing DESS Returns. In the event that Seller and Purchaser are unable to resolve an issue on any Pre-Closing DESS Return, Seller and Purchaser shall refer such dispute to the Accounting Firm for final determination (with the Accounting Firm’s determination to be limited to only the disputed items in such Pre-Closing DESS Return), the costs of which shall be borne equally by Seller and Purchaser. Purchaser and Seller agree to file any such Pre-Closing DESS Return (or to amend any such Pre-Closing DESS Return that was required to be filed during the period the Accounting Firm was making its determination) consistent with the Accounting Firm’s determinations as to the disputed items. Seller will timely file or cause to be timely filed all Seller Prepared Tax Returns. Seller will timely pay or cause to be timely paid all Taxes due with respect to such Seller Prepared Tax Returns for a Pre-Closing Tax Period, but only to the extent that such Taxes are not taken into account in determining the Base Purchase Price as adjusted pursuant to this Agreement. Purchaser will promptly pay, or cause to be promptly paid, to Seller the amount of such Tax for which Purchaser is responsible pursuant to this Agreement for any such Seller Prepared Tax Return. Seller shall not make an election under Section 336(e) of the Code with respect to the Transactions.

Section 7.03.    Tax Cooperation. Purchaser and Seller will furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any Tax Proceeding, and the prosecution or defense of any Action relating to any Tax. The Party requesting any such information will bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the Party requesting such information will (a) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any Tax Proceeding or Taxing Authority inquiry, (b) disseminate such information only to its officers, directors, employees and representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (c) return promptly, upon request of the other Party, all copies of the information received by it and (d) take all steps necessary to cause its officers, directors, employees and representatives to comply with the terms and conditions of this Section 7.03. Purchaser and Seller will retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of seven years following the Closing. Purchaser and Seller will cooperate with each other in the conduct of any Tax Proceeding involving the Purchased Assets (including, for the avoidance of doubt, DESS) or the Business, including providing the other Party timely written notice of any inquiries or Tax Proceedings by any Taxing Authority relating to Taxes with respect to the Purchased Assets for which Seller may have an indemnification obligation pursuant to Article 11 (a “Tax Claim”). Notwithstanding anything to the contrary in this Agreement, Purchaser will not have access to any books, records, Tax Returns or other information of Seller or any of its Affiliates, or any portions thereof, that do not relate primarily to the Purchased Assets or the Business.
Section 7.04.    Apportionment. For purposes of this Agreement, any Taxes relating to the Purchased Assets (including, for the avoidance of doubt, DESS) with respect to any Straddle Period will be apportioned between the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Straddle Period”) and the portion of such period that begins after the Closing Date (such portion, a “Post-Closing Straddle Period”) based, (a) in the case of any Taxes other than Taxes based upon or related to income, sales or receipts, on a per diem basis and, (b) in the case of any Tax based upon or related to income, sales or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. For purposes of this Section 7.04, any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the portion of the Straddle Period in the same manner as that set forth in clause (a) of this Section 7.04. Proration of Taxes that are undetermined as of the Closing Date (i) will be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently-voted millage, change in valuation, and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date, (ii) will use a 365-day year and (iii) if any Tax proration is based upon an estimate at Closing, a post-Closing adjustment will be made by cash settlement between

Seller and Purchaser within 30 Business Days after receipt of the actual expense invoices or Tax bill, which adjustment obligation will survive the Closing.
Section 7.05.    Tax Refunds. All refunds of Taxes received with respect to the Purchased Assets (including, for the avoidance of doubt, DESS) for Pre-Closing Tax Periods, net of reasonable, out-of-pocket expenses incurred to obtain such refunds, will be the property of Seller or Canadian Seller, as applicable. If a Tax refund belonging to Seller or Canadian Seller is received by Purchaser or Canadian Purchaser, then Purchaser or Canadian Purchaser will remit such refund, net of reasonable, out-of-pocket expenses incurred to obtain such refund, to Seller or Canadian Seller within five Business Days of receipt by Purchaser or Canadian Purchaser. Purchaser or Canadian Purchaser will use commercially reasonable efforts to pursue any claims for refund of Seller, Canadian Seller or DESS with respect to the other Purchased Assets that are pending as of the Closing Date. For purposes of this Section 7.05, the term “refunds of Taxes” will include DESS’ actual utilization in any Post-Closing Tax Period of any Tax refund, overpayment, credit or exemption attributable to any Pre-Closing Tax Period that reduces or eliminates any Tax imposed with respect to any Post-Closing Tax Period, and DESS’ actual receipt or utilization of any Tax refund, overpayment, credit or exemption after the Closing to the extent such refund, overpayment, credit or exemption is attributable to any Pre-Closing Tax Period. If DESS is entitled to receive any Tax refund described in this Section 7.05, Purchaser shall cause DESS to elect, under applicable Law, to actually receive a payment of such refund and will not elect to receive such Tax refund in the form of a credit against future Taxes.
Section 7.06.    Transfer Taxes. The Purchase Price is exclusive of any Transfer Taxes. Purchaser or Canadian Purchaser, as applicable, shall promptly remit to Seller or Canadian Seller, as applicable, all applicable Transfer Taxes with respect to the transfer of the Purchased Assets. Seller and Canadian Seller, as applicable, will timely file all Tax Returns with respect to all excise, sales, use, value added, registration, stamp, filing, recording, documentary, conveyancing, license, transfer, transaction privilege and similar Taxes, levies, charges and fees incurred in connection with the Transactions, including any interest, penalties or additions thereto (collectively, the “Transfer Taxes”), to the extent required by applicable Law, and Seller or Canadian Seller, as applicable, shall timely remit all Transfer Taxes owed, whether or not reflected on a Tax Return, to the appropriate Taxing Authority. Within thirty (30) days after payment by Purchaser or Canadian Purchaser, Seller or Canadian Seller will provide Purchaser or Canadian Purchaser with evidence that all such Transfer Taxes have been remitted to the appropriate Taxing Authority. Purchaser and Seller, and Canadian Purchaser and Canadian Seller, will reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law. Purchaser and Seller, and Canadian Purchaser and Canadian Seller, will cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes. Purchaser will provide Seller, and Canadian Purchaser will provide Canadian Seller, with any valid resale certificate, exemption certificate, and other documentation required to qualify for any exemption from the collection or payment of Transfer Taxes requested by Seller at the Closing.

Section 7.07.    Amendment of Tax Returns. Except as required pursuant to applicable Law or as a result of the resolution of a Tax Claim, Purchaser will not file, amend, refile, revoke or otherwise modify any Tax election or Tax Return with respect to the Purchased Assets (including, for the avoidance of doubt, DESS) that relates to any Pre-Closing Tax Period without the prior written consent of Seller, which consent will not be unreasonably withheld.
Section 7.08.    FIRPTA Certificate. On the Closing Date, Seller will deliver to Purchaser an executed affidavit of non-foreign status that reasonably complies with Section 1445 of the Code and the Treasury Regulations thereunder.
Section 7.09.    Tax Sharing and Allocation Agreements. All agreements that primarily relate to the allocation, sharing or reimbursement of Taxes with respect to any of Seller, Canadian Seller and DESS (in the case of Seller and Canadian Seller, only to the extent related to the Purchased Assets or Business) shall be terminated as of the Closing Date, and after the Closing Date, Purchaser and DESS shall not be bound thereby or have any Liability thereunder.
Section 7.10.    Section 22 Election. Canadian Purchaser and Canadian Seller agree to file an election with respect to the Accounts Receivable under Section 22 of the Income Tax Act (Canada), and the corresponding sections of any provincial statute and any regulations under such statutes, in a manner consistent with the Purchase Price Allocation Schedule prepared in accordance with Section 1.08.
Section 7.11.    Protective Election. At the election of Purchaser following the Closing, Seller shall make a timely election (taking into account any payments treated as post-closing adjustments to amounts paid for the stock of DESS) under Treasury Regulation section 1.1502-36(d)(6)(i)(A) for U.S. federal income Tax purposes (and any comparable provision of state, local or foreign Tax Law) to reduce the Tax basis in the stock of DESS in an amount sufficient to avoid any reduction in the aggregate of the Tax attributes, including the Tax basis of the assets and deferred deductions pursuant to Treasury Regulation section 1.1502-36(d). Such election shall be made in accordance with the rules set forth in Treasury Regulation section 1.1502-36(e)(5), and Seller shall provide reasonable supporting documentation to Purchaser of the amount of Tax basis subject to reduction pursuant to the election, including documentation supporting Seller’s Tax basis in the stock of DESS immediately prior to the Closing and the net inside attribute amounts (within the meaning of Treasury Regulation section 1.1502-36(d)(3)) of DESS.

Section 7.12.    Subsection 20(24) Election. If applicable, Canadian Purchaser and Canadian Seller will jointly execute and file an election under subsection 20(24) of the Income Tax Act (Canada) in the manner required under the Income Tax Act (Canada) and under the equivalent or corresponding provisions of any other applicable provincial statue, in the prescribed form and within the time period permitted under the Income Tax Act (Canada) and under any other applicable provincial statute, as to such amount deemed paid by Seller to Purchaser for the assumption of future obligations.
Section 7.13.    GST/HST Election. If applicable, Canadian Purchaser and Canadian Seller will jointly execute and Canadian Purchaser will file an election under section 167 of the Excise Tax Act (Canada) in the prescribed manner and within the prescribed time such that Canadian Purchaser will not be required to pay, and Canadian Seller will not be required to collect, any Canadian goods and service tax or harmonized sales tax with respect to the transfer of the Canadian Assets. Notwithstanding such election, in the event it is determined by the Canada Revenue Agency that there is a liability of Canadian Purchaser to pay, or of Canadian Seller to collect and remit, goods and services tax or harmonized sales tax on all or part of the Purchaser Assets in Canada, such Taxes, including any applicable interest and penalties, shall be forthwith paid by Canadian Purchaser to the Canada Revenue Agency, or to the Canadian Seller for remittance to the appropriate Governmental Authority, as the case may be.
Section 7.14.    Restrictive Covenant Election. Canadian Purchaser and Canadian Seller will jointly elect in accordance with subsection 56.4(13) of the Income Tax Act (Canada) to have the provisions of subsection 56.4 (7) of the Income Tax Act (Canada) apply to the restrictive covenant granted by the Canadian Seller to the Canadian Purchaser under Section 6.08, such election to be prepared by Canadian Purchaser and Canadian Seller, and duly filed by the Canadian Seller in the prescribed form (or, if upon Closing there is no prescribed form, in a form acceptable to the Canada Revenue Agency) together with a copy of the restrictive covenant as required by subsection 56.4(13) of the Income Tax Act (Canada).
ARTICLE 8
Employees And Employee Benefits
Section 8.01.    Employees and Offers of Employment.
(m)    Purchaser shall offer employment to all Employees, subject to the following terms and conditions:
(i)    For each Employee employed by DESS, Purchaser shall communicate within 30 days after the Effective Date an offer of continued employment.
(ii)    For each other Employee, Purchaser shall communicate within 60 days after the Effective Date an offer of employment.

(iii)    For each Employee, other than an Inactive Employee or VISA Transfer Employee, the commencement of employment with Purchaser and its Affiliates, including continuation of employment of Employees employed by DESS, shall be the Closing Date (the “Hire Date”). The Employees employed in the United States described in clause (ii) who do not specifically decline Purchaser’s offer of employment will be deemed to have accepted such offer and will commence such employment with Purchaser on the Hire Date. The Employees employed in Canada described in clause (ii) who accept such offer will commence such employment with Purchaser on the Hire Date (which, for the avoidance of doubt, shall not be a date prior to the Closing Date).
(iv)    For each Inactive Employee, to the extent permitted under applicable Law, such individual shall continue employment with Seller or any of its Affiliates and shall not have a Hire Date until he or she presents himself or herself to Purchaser as ready and able to commence active employment with Purchaser and accepts Purchaser’s offer of employment, but only if such Inactive Employee presents himself or herself for active employment not later than six (6) months following the Closing Date. Where an Inactive Employee presents himself or herself for active employment at a time greater than six (6) months following the Closing Date, employment opportunities with Purchaser, if any, shall be at the discretion of Purchaser and subject to any local reemployment obligations.
(v)    Purchaser will use its commercially reasonable efforts to transfer any applicable local visa or similar authorization with respect to the Employees identified on Section 8.01(a) of the Disclosure Schedule (the “VISA Transfer Employee”) in order to allow such VISA Transfer Employee to transfer to employment with Purchaser on, or as soon as practicable following, the Closing Date. To the extent permitted under applicable Law, if such transfer measures are not completed as of the Closing Date, the VISA Transfer Employee shall continue employment with Seller or any of its Affiliates and shall not have a Hire Date until such transfer measures are completed. Purchaser shall assume all Liability for transferring any applicable local visa or similar authorization with respect to the VISA Transfer Employee.
Within the time frame specified in Section 8.01(a)(i) and (ii), Purchaser shall communicate to each Employee the terms and conditions of employment applicable upon the Hire Date, including position, location, compensation opportunities and benefits. Purchaser will cause such communications to include such other terms and conditions as Seller may request in order to protect Seller from incurring any Liability under the WARN Act or analogous Law or any Liability to Employees for notice, payment in lieu of notice, termination pay or severance pay under statute, common law or otherwise.

(n)    Each Employee who commences employment with Purchaser and its Affiliates pursuant to Section 8.01(a), including any Employee employed by DESS, is referred to herein as a “Hired Employee.” Except as otherwise required by applicable Law and notwithstanding anything herein to the contrary, Purchaser shall have no obligation to continue the employment or retain the services of any Hired Employee for any period of time following the applicable Hire Date, and, except as otherwise provided by Section 8.01 or Section 8.02, Purchaser shall be entitled to modify any compensation or benefits provided to any Hired Employee and any other terms or conditions of employment with any Hired Employee. Nothing contained in this Agreement shall be construed as a guarantee of employment of, or contract between Purchaser and, any Hired Employee.
(o)    Notwithstanding the foregoing, Purchaser shall make a good faith effort to provide, or cause its Affiliates to provide, each Hired Employee (other than any Senior Executive who has executed an employment agreement with Purchaser) immediately following the Closing Date compensation and benefits (excluding any value associated with Seller’s employee stock purchase plan or any defined benefit pension benefits) that are substantially comparable in the aggregate as those provided by Seller and its Affiliates to such Hired Employee as of immediately prior to the Closing Date.
Section 8.02.    Purchaser Benefit Plans.
(a)    Seller and its Affiliates shall retain sponsorship of the Employee Benefit Plans and shall retain all commitment, Liabilities and obligations thereunder, whether arising before, on or after the Closing. Purchaser shall not assume sponsorship of, contribute to or maintain, or be required to contribute to or maintain, the Employee Benefit Plans and shall not assume any commitment, Liability or obligation thereunder, whether arising before, on or after the Closing.
(b)    Purchaser and its Affiliates will recognize all service of the Hired Employees with Seller or any of its predecessors or Affiliates for purposes, of vesting, eligibility to participate, vacation and sick time credit, and benefit accrual under all plans and programs of Purchaser and its Affiliates and for all purposes under applicable Law other than (i) for purposes of accrual of benefits under any defined benefit plan or (ii) to the extent such service crediting would result in a duplication of benefits.
(c)    Seller shall retain the Liability and responsibility for payment of all medical, dental, health and disability Liabilities, obligations, losses and claims under any applicable welfare benefit plans of Seller and its Affiliates (the “Seller Welfare Plans”) incurred by any Hired Employee (or any dependent or beneficiary of any Hired Employee) prior to that Hired Employee’s Hire Date, and Purchaser shall not assume any Liability or responsibility with respect to such Liabilities, obligations, losses or claims. Purchaser will take all actions necessary so that, effective as of a Hired Employee’s Hire Date, the welfare benefit plans of Purchaser and its Affiliates (the “Purchaser Welfare Plans”) will provide welfare benefit plan coverage, including group medical benefits, to the Hired Employee (or any dependent or beneficiary of any Hired Employee) who was covered under a corresponding Seller Welfare Plan prior to the Hire Date. Purchaser shall have the Liability and responsibility for payment of all Liabilities, obligations, losses and claims under any applicable Purchaser Welfare Plan incurred by any Hired Employee (or any dependent or beneficiary of any Hired Employee) on or after that Hired Employee’s Hire Date, and Seller shall not assume any Liability or responsibility with respect to such Liabilities, obligations, losses or claims. Purchaser will use commercially reasonable efforts to cause any Purchaser Welfare Plan to (i) not include with respect to any Hired Employee and his or her covered dependents any restrictions or limitations with respect to pre-existing condition exclusions or any actively at work requirements (except to the extent such restrictions or limitations were applicable to such Hired Employee as of immediately prior to the Hire Date under any Seller Welfare Plan), and (ii) take into account any eligible expenses incurred by any Hired Employee and his or her covered dependents during the portion of the plan year of such Seller Welfare Plan ending on the date such Hired Employee’s participation in such Purchaser Welfare Plan begins for purposes of satisfying all deductibles, coinsurance and out-of-pocket maximums applicable to such Hired Employee and his or her eligible dependents for the same plan year under the Purchaser Welfare Plan as if such amounts had been paid in accordance with such Purchaser Welfare Plan. For purposes of the foregoing, a claim shall be deemed to be incurred on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs).
(d)    Seller shall be responsible for providing any Employee (and such Employee’s “qualified beneficiaries” within the meaning of Section 4980B(g) of the Code) whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs on or prior to that Employee’s Hire Date, including any qualifying event occurring on the Hire Date as a direct result of the consummation of the Transactions but excluding any qualifying event described in Section 603(3) or 603(5) of ERISA unless such qualifying event was disclosed to Seller prior to the Hire Date, with the continuation of group health coverage required by Section 601 et seq. of ERISA and Section 4980B(f) of the Code (“Continuation Coverage”) under the terms of the health plan maintained by Seller. Purchaser shall be responsible for Continuation Coverage to any Hired Employee (and such Hired Employee’s qualified beneficiaries) (1) whose qualifying event occurs after that Hired Employee’s Hire Date to the extent required by Law or (2) whose qualifying event is described in Section 603(3) or 603(5) of ERISA and occurred on or prior to that Hired Employee’s Hire Date but for which Seller was not notified prior to the Hire Date.
(e)    Purchaser shall make commercially reasonable efforts so that, effective as of the Closing Date, (i) any non-highly compensated, as defined by the Code, Hired Employees employed in the United States will be eligible to participate in the tax-qualified defined contribution retirement plan sponsored by Purchaser (the “Purchaser 401(k) Plan”), subject to the terms and conditions of the Purchaser 401(k) Plan, and (ii) the Purchaser 401(k) Plan complies with ERISA and the Code. Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take any and all action as may be required, including, if necessary, amendments to the tax qualified defined contribution plan of Seller in which Hired Employees participate (the “Seller 401(k) Plan”) and/or the Purchaser 401(k) Plan, to either (A) permit each Hired Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, excluding loans) in cash to the Purchaser 401(k) Plan in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Hired Employee from the Seller 401(k) Plan; or (B) to the extent mutually agreed by Seller and Purchaser pursuant to a separate, written instrument, cause a trustee-to-trustee transfer from the Seller 401(k) Plan to the Purchaser 401(k) Plan of the entire account balance of each Hired Employee under the Seller 401(k) Plan, including any unvested balances and any outstanding loans.
(f)    Purchaser will take all actions necessary so that, effective as of his or her respective Hire Date, any Hired Employee employed in Canada will be eligible to participate in one or more defined contribution pension plans sponsored by Purchaser or any of its Affiliates.
(g)    Purchaser will, or will cause its Affiliates to, credit each Hired Employee with the unused, accrued vacation, sick leave or personal days to which the Hired Employee is entitled through the Closing Date; except that if Seller or an Affiliate will be required by applicable Law to pay any Hired Employee the cash value of his or her unused, accrued vacation, sick leave or personal days described in this Section 8.02(g), then Purchaser or its Affiliate will reimburse Seller or its Affiliate for the amount so paid by Seller and will not be required to honor such vacation, sick leave or personal days.
(h)    If the Closing occurs in the last six months of the calendar year, Seller will, or will cause its Affiliates to, pay to each participant in Seller’s Annual Incentive Plan who remains employed by Seller or any of its Affiliates through the Closing Date, a pro-rated annual bonus for the calendar year in which the Closing occurs in an amount equal to the product of (i) the annual bonus earned by such participant under Seller’s Annual Incentive Plan for such year (assuming a full year of performance but measuring as of the Closing Date) as determined by Seller in its discretion and (ii) a fraction, the numerator of which is the number of days elapsed from January 1st of such calendar year until the Closing Date and the denominator of which is 365 (the “Prorated Bonus”). Seller will pay the Prorated Bonus to eligible Hired Employees on or as soon as practicable after the Closing Date if such accelerated payment will not be in violation of Section 409A of the Code, and if such accelerated payment would be in violation of Section 409A of the Code, Seller will pay the Prorated Bonus to eligible Hired Employees at a time determined by Seller to be compliant with Section 409A of the Code. Notwithstanding the foregoing, if requested by Seller, Purchaser or one of its Affiliates will pay the Prorated Bonus to eligible Hired Employees so long as Seller transfers to Purchaser all amounts payable in respect of such Prorated Bonus and the employer portion of any payroll Taxes attributable to such Prorated Bonus. For the calendar year in which the Closing occurs, Purchaser will, or will cause its Affiliates to, provide each Hired Employee a bonus opportunity that is no less than the bonus opportunity such Hired Employee had with Seller or its Affiliates for the calendar year of the Closing; provided that if the Closing occurs in the last six months of the calendar year, Purchaser may provide a bonus opportunity that is prorated based on the number of days in the calendar year following the Closing Date.
Section 8.03.    No Third Party Beneficiaries. No provision of this Article 8 will (a) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or Purchaser or any other Person other than the Parties and their respective successors and assigns, (b) constitute or create an employment agreement, or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, Purchaser or their Affiliates.
ARTICLE 9
Conditions to Closing
Section 9.01.    Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:
(i)    any applicable waiting period under the HSR Act relating to the Transactions will have expired or been terminated;
(j)    no provision of any applicable Law and no Governmental Order will prohibit the consummation of the Transactions; and
(k)    Any review or investigation by CFIUS of the Transaction shall have been concluded, and (i) CFIUS shall have determined that the Transaction is not a covered transaction and not subject to review under applicable Law; (ii) the parties shall have received written notice from CFIUS that review of the Transaction under Exon-Florio has been concluded and CFIUS shall have determined that there are no unresolved national security concerns with respect to the Transaction and advised that action under Exon-Florio, and any investigation related thereto, has been concluded with respect to the Transaction; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by the parties and either (A) the period under Exon-Florio during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Transaction shall have expired without any such action being taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transaction.

Section 9.02.    Conditions to Obligations of Purchaser and Canadian Purchaser. The obligations of Purchaser and Canadian Purchaser to consummate the Transactions are subject to the satisfaction of the following further conditions:
(j)    (i) Seller will have performed in all material respects all of its obligations required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant to this Agreement (A) that are qualified by Material Adverse Effect will be true at and as of the Closing Date as if made at and as of such date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date) and (B) that are not qualified by Material Adverse Effect will be true at and as of the Closing Date as if made at and as of such date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of such earlier date), except where the matters in respect of which such representations and warranties are not true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) Purchaser will have received a certificate signed by an officer of Seller to the foregoing effect.
(k)    Seller shall have provided all required notices to the Departments of State and Defense pursuant to its obligations as a U.S. person engaged in defense trade, regarding the Transactions prior to and at the time of Closing, and shall be in compliance with all DSS NISPOM and FOCI-related requirements regarding its cleared facilities, operations and technology.
(l)    Canadian Seller will have performed in all material respects all of the obligations to be performed by it on or prior to the Closing.
(m)    Seller will have delivered, or caused to be delivered, to Purchaser all of the deliveries required by Section 1.06(c).
(n)    Since December 31, 2014, there have been no changes or developments that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of this Section 9.02(e), clause (b) of the definition of Material Adverse Effect shall be disregarded.

Section 9.03.    Conditions to Obligations of Seller and Canadian Seller. The obligations of Seller and Canadian Seller to consummate the Transactions are subject to the satisfaction of the following further conditions:
(k)    (i) Purchaser will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant to this Agreement will be true in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date) and (iii) Seller will have received a certificate signed by an officer of Purchaser to the foregoing effect.
(l)    Canadian Purchaser will have performed in all material respects all of the obligations to be performed by it on or prior to the Closing Date.
(m)    Purchaser will have delivered, or caused to be delivered, to Seller, all of the deliveries required by Section 1.06(b).
Section 9.04.    Frustration of Closing Conditions. Neither Party may rely on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the Transactions, including Section 6.01.
ARTICLE 10
Termination
Section 10.01.    Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:
(o)    by mutual written agreement of the Parties;
(p)    by either Seller or Purchaser if the Closing will not have been consummated on or before July 29, 2016 (the “Termination Date”); except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to the Party seeking to terminate if any action of such Party or the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;
(q)    by Seller if there will have been a breach of any representation, warranty, covenant or agreement on the part of Purchaser contained in this Agreement such that the condition set forth in Section 9.03(a) would not be satisfied, and which will not have been cured prior to the earlier of (i) 10 Business Days following notice of such breach and (ii) the Termination Date; or

(r)    by Purchaser if there will have been a breach of any representation, warranty, covenant or agreement on the part of Seller contained in this Agreement such that the condition set forth in Section 9.02(a) would not be satisfied, and which will not have been cured prior to the earlier of (i) 10 Business Days following notice of such breach and (ii) the Termination Date.
Section 10.02.    Method of Termination. In the event of termination by either Party pursuant to Section 10.01, the terminating Party will give the other Party written notice describing in reasonable detail the basis for termination. If the Transactions are terminated as provided in this Agreement:
(n)    Purchaser will return or destroy all documents and other material received from Seller or any of its Affiliates relating to the Transactions, whether so obtained before or after the execution hereof, to Seller; provided, however, that outside counsel to Purchaser shall be entitled to retain one copy of all such documents and other materials to be used solely in connection with such outside counsel’s legal representation of Purchaser; and
(o)    all Confidential Information received by Purchaser with respect to the business of Seller and its Affiliates will be treated in accordance with Section 5.01, which will remain in full force and effect notwithstanding the termination of this Agreement.
Section 10.03.    Effect of Termination. If this Agreement in accordance with Section 10.01, such termination will be without liability of any Party (or any equityholder, director, officer, employee, agent, consultant or representative of any such Party) to any other Party to this Agreement; except that nothing in this Agreement will relieve any Party from liability for fraud or any intentional and material breach. The provisions of Section 5.01 (Confidentiality), Section 6.04 (Public Announcements), Section 10.02 (Effect of Termination) and Article 12 (Miscellaneous) will survive any termination of this Agreement.
ARTICLE 11
Survival; Indemnification
Section 11.01.    Survival.
(p)    The representations and warranties contained in this Agreement will survive the Closing until the 18-month anniversary of the Closing Date, except that (i) the representations and warranties contained in Section 2.01 (Organization), Section 2.02 (Authority; Enforceability), Section 2.10 (Employee Benefits), Section 2.17 (DESS Interests), Section 2.19 (Title to Purchased Assets), Section 3.01 (Organization) and Section 3.02 (Authority; Enforceability) will survive the Closing until the three year anniversary of the Closing Date, and (ii) the representations and warranties contained in Section 2.07 (Taxes) will survive the Closing until the date that is 60 days after the expiration of the applicable statute or period of limitations (the representations in (a)(i) and (a)(ii) collectively, “Fundamental Reps”), and (iii) the representations and warranties contained in subsections (d) and (e) of Section 2.09 (Compliance with Law)

will survive the Closing until the date that is 60 days after the expiration of the applicable statute or period of limitations.
(q)    The covenants and agreements of the Parties contained in this Agreement will survive in accordance with their respective terms.
Section 11.02.    Indemnification of Purchaser by Seller.
(g)    From and after the Closing Date, Seller will indemnify, save and hold harmless Purchaser and its officers, directors and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against, and pay and reimburse for, any Covered Losses suffered by any such Purchaser Indemnified Parties resulting from or arising out of:
(i)    other than in respect of any Fundamental Rep, any misrepresentation of or inaccuracy in any representation or warranty of Seller (X) in Article 2 of this Agreement as of the Effective Date or (Y) in Section 2.06(c) as of the Effective Date or the Closing Date;
(ii)    any misrepresentation of or inaccuracy in any Fundamental Rep;
(iii)    any nonfulfillment or breach of any covenant or agreement made by Seller or Canadian Seller in this Agreement;
(iv)    any Retained Liability;
(v)    any Pre-Closing Taxes;
(vi)    any Liability of DESS to the extent unrelated to the Business; and
(vii)    any and all Taxes of Canadian Seller for which Canadian Purchaser may be liable as a result of the failure of Canadian Seller to obtain a clearance certificate issued under section 6 of the Retail Sales Act (Ontario) or under any analogous provisions of any other Tax legislation of a Canadian province.
(h)    The Purchaser Indemnified Parties will not be entitled to assert any indemnification pursuant to Section 11.02(a)(i) with respect to misrepresentations of or inaccuracies in the representations and warranties of Seller in Article 2 of this Agreement after the expiration of the applicable survival period pursuant to Section 11.01, except that if, on or prior to such expiration of the applicable survival period, a notice of claim will have been given to Seller in accordance with Section 11.04 for such indemnification, the Purchaser Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.
(i)    Any indemnification of a Purchaser Indemnified Party pursuant to this Section 11.02 will be effected by wire transfer or transfers of immediately available funds from Seller to an account designated in writing by the applicable Purchaser Indemnified Party to Seller within 15 days after the final determination thereof.
(j)    The Purchaser Indemnified Parties’ right to claim any indemnification pursuant to Section 11.02(a)(v) will survive the Closing until the date that is 60 days after the expiration of the applicable statute or period of limitations.
Section 11.03.    Indemnification of Seller by Purchaser.
(m)    From and after the Closing Date, Purchaser and its Affiliates will indemnify and save and hold harmless Seller and its officers, directors and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of: (i) any misrepresentation of or inaccuracy in any representation or warranty of Purchaser in Article 3 of this Agreement; (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement and (iii) any Assumed Liability.
(n)    The Seller Indemnified Parties will not be entitled to assert any indemnification in accordance with Section 11.03(a)(i) with respect to misrepresentations of or inaccuracies in the representations and warranties of Purchaser in Article 3 of this Agreement after the expiration of the applicable survival period pursuant to Section 11.01 except that if on or prior to the expiration of the applicable survival period, a notice of claim will have been given to Purchaser pursuant to Section 11.04 for such indemnification, the Seller Indemnified Parties will continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 11.
(o)    Any indemnification of a Seller Indemnified Party pursuant to this Section 11.03 will be effected by wire transfer or transfers of immediately available funds from Purchaser to an account designated by the applicable Seller Indemnified Party to Purchaser within 15 days after the final determination thereof.
Section 11.04.    Procedures Relating to Indemnification.
(i)    In order for an indemnified party to be entitled to any indemnification provided for under this Article 11 in respect of, arising out of or involving a claim or demand made by any Person (other than a Party or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim, except that failure to give such notification will not affect the indemnification provided under this Agreement except to the extent the indemnifying party will have been actually prejudiced as a result of such failure. The indemnified party will deliver to the indemnifying party, within ten Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

(j)    If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Upon receipt of the notice described in Section 11.04(a), the indemnifying party will have the right to defend the indemnified party against the Third-Party Claim so long as (i) within 10 days after receipt of the notification under Section 11.04(a), the indemnifying party notifies the indemnified party in writing that the indemnifying party will defend the Third-Party Claim, (ii) the indemnifying party is not a party to the Action or the indemnified party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iii) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Authority, (iv) the Third-Party Claim primarily involves a claim for money damages, (v) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice adverse to the continuing business interests of the indemnified party, (vi) the indemnifying party conducts the defense of the Third-Party Claim actively and diligently, and (vii) the indemnifying party keeps the indemnified party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim at the expense of the indemnified party. Should the indemnifying party be entitled to and so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, so long as the conditions (ii) - (vii) in the preceding sentence continue to be true. If the indemnifying party assumes such defense, the indemnified party will have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party will control such defense. The indemnifying party will be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, all the Parties will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Whether or not the indemnifying party will have assumed the defense of a Third-Party Claim, the indemnified party will not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent will not be unreasonably withheld). The indemnifying party may pay, settle or compromise a Third-Party Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all Liability in respect of such Third‑Party Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.
(k)    If any indemnified party desires to assert any claim for indemnification provided for under this Article 11 other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party will notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim, except that the failure of an indemnified party to notify the indemnifying party will relieve the indemnifying party from its obligation to indemnify only to the extent that the indemnifying party is actually prejudiced as a result of such failure.
Section 11.05.    Other Indemnification Matters. For purposes of this Article 11 in determining any misrepresentation of or inaccuracy in the representations and warranties in Article 2 (except the representations and warranties in Section 2.05, Section 2.06(a)(iii), and Section 2.14(a)) or Article 3 and in calculating the amount of any Covered Loss, the representations and warranties in Article 2 or Article 3 shall not be deemed qualified by any reference to materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. Purchaser and Seller will cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party under this Agreement, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability.
Section 11.06.    No Additional Representations. Purchaser acknowledges that it and its representatives have had a full opportunity to meet with the officers and employees of the Business to discuss the Business. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business. The representations and warranties specifically set forth in this Agreement constitute the sole and exclusive representations and warranties of any kind of Seller or any other Person in connection with the Transactions. Purchaser acknowledges that neither Seller nor any other Person has made any representation or warranty, expressed or implied, as to the Business, the Purchased Assets, the Assumed Liabilities, any information regarding the Business, the Purchased Assets or the Assumed Liabilities furnished or made available to Purchaser and its Representatives, except as expressly set forth in this Agreement or the Disclosure Schedule. Purchaser acknowledges that, should the Closing occur, Purchaser will acquire the Purchased Assets in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

Section 11.07.    Limitations on Indemnification.
(d)    Seller will have no Liability for indemnification pursuant to Section 11.02(a)(i) with respect to Covered Losses for which indemnification is provided thereunder unless such Covered Losses exceed in the aggregate $1,000,000 (the “Basket”), in which case Seller will be liable for all such Covered Losses in excess of the Basket, except that, notwithstanding anything to the contrary in this Agreement, the aggregate indemnification to be paid by Seller pursuant to Section 11.02(a)(i) shall not exceed $35,000,000 (the “Cap”).
(e)    The amount of any and all Covered Losses under this Article 11 will be determined net of any amounts actually recovered by any Party or any Affiliate of such Party under or pursuant to any third-party insurance policy, title insurance policy, indemnity, reimbursement arrangement or Contract (after reducing such recovery amount, however, by all costs of collection or recovery and the present value of any increased insurance premiums incurred by such Party or any Affiliate of such Party). For the avoidance of doubt, any amounts recovered by any Party or any Affiliate of such Party under or pursuant to any self-insurance policy, captive insurance policy, or similar policy of such Party or any of its Affiliates shall be disregarded in determining Covered Losses under this Article 11.
(f)    No indemnifying party will be liable under this Agreement in respect of any claim if such claim would not have arisen but for a change in legislation or accounting policies or a change in interpretation of applicable Law as determined by a court or pursuant to an administrative rule-making decision, in each case to the extent such change occurs after the Closing Date. Attorney, consultant and other professional fees and disbursements incurred by an indemnifying party in connection with this Article 11 will be reasonable and based only on time actually spent, and will be charged at no more than such professional’s standard hourly rate. Notwithstanding any other provision of this Agreement to the contrary, any Covered Loss claimed under this Agreement will be reasonable and in good faith in light of the facts then known regarding such Covered Loss.
(g)    Notwithstanding any provision of this Agreement to the contrary, no Purchaser Indemnified Party will be entitled to any indemnification under this Article 11 with regard to any matter to the extent such matter is accounted for in the Final Working Capital Statement.
(h)    Notwithstanding any provision of this Agreement to the contrary, (i) no indemnified party will be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses and (ii) Seller will not indemnify Purchaser or its Affiliates from any Liability for Taxes directly related to any action taken on or the day after the Closing Date by Purchaser or any of its Affiliates (other than any such action expressly required or permitted by this Agreement or required by applicable Law).

Section 11.08.    Exclusive Remedy. This Article 11 will be the exclusive monetary remedy of the Parties following the Closing for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the Parties contained in this Agreement, except for (a) claims of fraud, (b) as otherwise provided in this Agreement, and (c) equitable remedies, including the right to seek specific performance or injunctive relief.
Section 11.09.    Environmental Indemnification. Purchaser understands and agrees that each Purchaser Indemnified Party’s right to indemnification (a) under Section 11.02(a)(i) for breach of the representations and warranties contained in Section 2.16 and (b) under Section 11.02(a)(vi) with respect to DESS will constitute its sole and exclusive remedy against Seller and its Affiliates with respect to any violation of or Liability under any Environmental Law relating to the past, current or future facilities, properties or operations of Seller, the Business or the Purchased Assets and all of their predecessors or Affiliates (as applicable), but excluding any violation of or Liability under any Environmental Law relating to the past, current or future facilities, properties or operations of DESS or any of its predecessors that is unrelated to the operation of the Business. Purchaser hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages or any other recourse or remedy from Seller or any of its Affiliates, and hereby releases Seller and its Affiliates from any claim, demand or liability, in each case with respect to any such violation of or Liability under any Environmental Law (but excluding any such violation of or Liability under any Environmental Law with respect to DESS or any of its predecessors that is unrelated to the operation of the Business). Seller will have no obligation to indemnify the Purchaser Indemnified Parties with respect to Covered Losses arising from any conditions of contamination first identified through any environmental sampling or testing conducted by or on behalf of Purchaser after the Closing Date that is not explicitly required by Environmental Law or a Governmental Authority. Seller’s obligation to indemnify the Purchaser Indemnified Parties with respect to any Covered Losses arising from investigatory, corrective or remedial action relating to conditions of contamination will be limited to investigatory, corrective or remedial action required by Environmental Law assuming continued industrial use of the subject property and employing risk-based standards and institutional controls, in each case where available under applicable Environmental Law.
Section 11.10.    Treatment of Indemnity Payments. Any payment made pursuant to this Article 11 will be treated as an adjustment to the Initial Purchase Price to the extent permitted by Law.

ARTICLE 12
Miscellaneous
Section 12.01.    Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meaning when used in this Agreement with initial capital letters:
“Accounting Firm” has the meaning set forth in Section 1.07(b).
“Accounts Payable” means the accounts payable set forth on the Final Working Capital Statement.
“Accounts Receivable” means the accounts receivable set forth on the Final Working Capital Statement.
“Action” means any claim, action, suit, proceeding, inquiry or investigation by or before any Governmental Authority, arbitrator or mediator.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person; and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (i) Affiliates of Seller will include DESS prior to the Closing, (ii) Affiliates of Purchaser will include DESS after the Closing and (iii) Affiliates of any party will include any Persons that become Affiliates of such Party after the Effective Date (including Wincor as an Affiliate of Seller from and after the closing of any proposed transaction between Wincor and Seller).
“Affiliate Transactions” means Contracts between Seller or any of its Affiliates (other than DESS), on the one hand, and DESS, on the other hand.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Tax Law).
“Aggregate Transitioned Value” has the meaning set forth in Section 1.05(d).
“Agreement” has the meaning set forth in the Preamble.
"Alarm System" means all electronic and other wiring, sensors, detectors, controls, transmitters, communicators, audible and visual devices, (e.g., video devices including CCTV cameras to furnish video monitoring and video surveillance of a customer's premises), video displays and other equipment or machinery provided to customers and installed by the Business or its subcontractor or customer locations, which is designed to detect burglary, fire, panic, illness, personal distress, or any other emergency conditions and to provide video surveillance.

“Ancillary Agreements” means, collectively, the Assumption Agreement, the Canadian Assumption Agreement, the IP Assignments, the Bill of Sale, the Canadian Bill of Sale, the Transition Services Agreement, the Real Estate Assignment and Assumption Agreements, the Assignment of Assigned Contracts, and the Patent License Agreement.
“Annual Financial Statements” has the meaning set forth in Section 2.05.
“Anti-Corruption Legislation” has the meaning set forth in Section 2.09(d).
“Antitrust Law” means (a) any federal or state antitrust or competition Law of the United States, including the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, and the Clayton Act, as amended, (b) any foreign antitrust or competition Laws or (c) any other Law that is designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Approved Consent” means (a) a customer’s execution of a consent or electronic mail communication containing substantially the same substance as the form attached hereto as Exhibit J, (b) if the Assigned Contract does not require any approval, consent, waiver or satisfaction of any condition, then a written notice to the customer, in form and substance reasonably acceptable to the Parties, (c) (i) a customer’s delivery of other written documentation or communication in form reasonably satisfactory to Purchaser and indicating that the customer accepts Purchaser as the provider of services and products under the Assigned Contract without materially altering the applicable contractual rights and obligations related thereto and (ii) after receiving an invoice in an amount of at least $2,000 from the Business sent by, or on behalf of, Purchaser, and with Purchaser as the sender and payee, a customer pays such invoice in full without objection to Purchaser becoming the provider of the services and products under the Assigned Contract and (d) such other written documentation or communication as Purchaser, in its reasonable discretion, determines is sufficient to evidence a customer’s acceptance of Purchaser as the provider of the services and products under the Assigned Contract without materially altering the applicable contractual rights and obligations related thereto.
“Asset Level Allocation” has the meaning set forth in Section 1.08.
“Assigned Contract” has the meaning set forth in the “Purchased Assets” definition in this Section 12.01.
“Assignment of Assigned Contracts” has the meaning set forth in Section 1.06(b)(x).
“Assumed Liabilities” means (i) any and all Liabilities related to the Business or the Purchased Assets whether arising before, on or after the Closing Date, or the Transactions that are not Retained Liabilities, and (ii) the following specific Liabilities: (A) all Liabilities of Seller and its Affiliates under each Transitioned Assigned Contract, whether arising before, on or after the Closing Date; (B) all Accounts Payable; (C) all Transfer Taxes for which Purchaser is responsible pursuant to Section 7.06 and any Tax that Canadian Purchaser may be required to pay pursuant to Section 7.13; (D) Taxes with respect to the Purchased Assets that are related or attributable to any

Post-Closing Tax Period; (E) all Liabilities allocated to Purchaser under Article 8; (F) all Liabilities reflected in the Final Working Capital; and (G) all Liabilities to customers of the Business for warranty claims from such customers (except as otherwise provided in clause (ii)(E) of the “Retained Liabilities” definition); provided, however, that for the avoidance of doubt, “Assumed Liabilities” shall not include (1) any Retained Liabilities or (2) any Liabilities of DESS which, for the sake of clarity, shall be retained by DESS after the Closing of the Transaction.
“Assumption Agreement” has the meaning set forth in Section 1.06(b)(iii).
“Basket” has the meaning set forth in Section 1.07(a).
“Base Purchase Price” has the meaning set forth in Section 1.05(a).
“Bill of Sale” has the meaning set forth in Section 1.06(b)(v).
“Business” means Seller’s and its Affiliates’ business of providing electronic security products and/or services, including cameras, video surveillance equipment, intrusion alarms, fire alarms, access control systems and/or alarm monitoring, in the United States and Canada, excluding electronic security products and services (including cameras) related to or incorporated into Seller’s and its Affiliates’ financial self service product and services, including automatic teller machines.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Dublin, Ireland, New York, NY, USA or Stockholm, Sweden are authorized or required by Law to close.
“Canadian Assets” means those Purchased Assets owned, beneficially or otherwise, by Canadian Seller.
“Canadian Assumed Liabilities” means those Assumed Liabilities as to which Canadian Seller is obligated or required, contractually or otherwise, to pay, discharge or perform.
“Canadian Assumption Agreement” has the meaning set forth in Section 1.06(b)(iv).
“Canadian Bill of Sale” has the meaning set forth in Section 1.06(b)(vi).
“Canadian Purchaser” has the meaning set forth in the Preamble.
“Canadian Seller” has the meaning set forth in the Preamble.
“Cap” has the meaning set forth in Section 11.07(a).
“CDPA Amount” has the meaning set forth in Section 1.05(d).
“CDPA Date” has the meaning set forth in Section 1.05(d).
“CDPA End Date” has the meaning set forth in Section 1.05(d).

“CDPA Period” has the meaning set forth in Section 1.05(d).
“CDPA Report” has the meaning set forth in Section 1.05(d).
“CFIUS” means the Committee on Foreign Investment in the United States.
“Closing” has the meaning set forth in Section 1.06(a).
“Closing Date” has the meaning set forth in Section 1.06(a).
“Closing Statement” has the meaning set forth in Section 1.05(c).
“Closing Time” has the meaning set forth in Section 1.06(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” has the meaning set forth in the “Employee Benefit Plans” definition in this Section 12.01.
“Confidential Information” has the meaning set forth in Section 4.02(b).
“Consents” has the meaning set forth in Section 4.04.
“Continuation Coverage” has the meaning set forth in Section 8.02(d).
“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement, whether written or oral.
“Contract Deferred Payment Amount” means the amount of $35,000,000.
“Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 or 4068 of ERISA, (iii) under Section 412 or 4971 of the Code and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“Covered Loss” means any and all Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), including any of the foregoing arising under, out of or in connection with any Action, Governmental Order or award of any arbitrator of any kind, or any Law or Contract; provided, however, Covered Loss excludes (i) any Liability for a distinct Claim, or each series of related Claims, having an aggregate value of less than $20,000 (ii) any Liability to the extent accrued for or reserved against in the Final Working Capital Statement and (iii) any punitive, exemplary, incidental, indirect or consequential damages and any diminution in value or lost profits (in each case, other than those awarded to a third party); provided, however, the Purchaser shall have the right to pursue a claim for diminution in value damages (and such claim shall not be excluded to the extent it might also be characterized as a claim for incidental, indirect or consequential damages or lost profits) with respect to an alleged breach relating to Section 2.05(b) (Financial Statements), Section 2.06(a) (Conduct in the Ordinary Course of Business, Events Subsequent to Financial Statements) (except for Section 2.06(a)(ii)), or Section 2.21(a) (Customer Relationships, Supplier Relationships) (any such diminution in value claim, a “Restricted Claim”); provided, further that if Purchaser pursues a Restricted Claim, Seller shall then have the right to pursue a claim, without duplication, to prove that the earnings before interest, tax, depreciation and amortization of the Business for the year ended December 31, 2015, would offset (in whole or in part), but not exceed, the Damages caused by such Restricted Claim, when compared to the $30.9 million earnings before interest, tax, depreciation and amortization that was assumed in the determination of the Base Purchase Price. Notwithstanding the foregoing, if any Restricted Claim relates to any Designated Customer or Key Customer, Purchaser shall not be permitted to pursue a Restricted Claim under Section 2.21(a) with respect to such Designated Customer or Key Customer unless such Designated Customer or Key Customer has delivered a written notice of termination with respect to a Key Customer Contract prior to the Effective Date, in which case Purchaser may pursue a Restricted Claim with respect to such terminated Key Customer Contract; provided, however, that nothing contained in this sentence shall restrict Purchaser from recovering claims for breaches of Section 2.05(b) and Section 2.06(a) (except for Section 2.06(a)(ii) and claims for breaches that are the subject matter of Section 2.21(a)).
“Designated Contract” has the meaning set forth in Section 1.05(d).
“Designated Customer” has the meaning set forth in Section 1.05(d).
“DESS” means Diebold Enterprise Security Systems, Inc., a New York corporation.
“DESS Interests” means all of the issued and outstanding capital stock or other equity interests of DESS.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to or concurrently with the execution and delivery of this Agreement.
“Disputes” has the meaning set forth in Section 12.07(d).
“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.
“DSS” has the meaning set forth in the “FOCI” definition in this Section 12.01.
“Effective Date” has the meaning set forth in the Preamble.

“Employee” means any individual who, as of the Closing, is (a) employed (whether full- or part-time) by DESS or (b) employed by Seller or its Affiliates, engaged in providing services to the Business, and set forth on Section 12.01(a) of the Disclosure Schedule, including, in either case, under clause (a) or (b), any such individual who is on disability leave, authorized leave of absence, workers compensation leave, military service or lay-off with recall rights as of the Closing (each such individual referred to as an “Inactive Employee”). Seller shall list on Section 12.01(a) of the Disclosure Schedule all Employees, separately identifying those employed by DESS and separately identifying all Inactive Employees. Seller may update Section 12.01(a) of the Disclosure Schedule from time to time until the Closing Date in order to maintain its accuracy, including as a result of terminations, transfers, new hires, leaves and accidental or inadvertent errors or omissions, highlighting such changes.
“Employee Benefit Plans” means all employee benefit plans within the meaning of Section 3(3) of ERISA, all formal written employee benefit plans and all other compensation and benefit plans, Contracts, policies, programs and arrangements (other than routine administrative procedures) of Seller or any Person or entity that, together with Seller, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) in connection with the Business and covering Employees or their dependents, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Employees or their dependents participate.
“Encumbrance” means any lien, license to a third party, option, warrant, pledge, security interest, mortgage, right of way, easement, encroachment, right of first offer or first refusal, buy/sell agreement and/or any other material restriction or covenant with respect to, or material condition governing the use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other material attribute of ownership.
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata or indoor or ambient air.
“Environmental Law” means any Law concerning (a) the manufacture, transport, use, treatment, storage or disposal of any Hazardous Substance, (b) the protection of the Environment or (c) the protection of human health and safety with respect to Hazardous Substances.
“Equipment” has the meaning set forth in the “Purchased Assets” definition in this Section 12.01.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Net Working Capital” has the meaning set forth in Section 1.05(b).
“Evidence of Transitioned Shared Contract” has the meaning set forth in Section 1.05(d).

“Exceptional Action” means an Action brought to avoid expiration of any applicable limitations period or other time limit for bringing a claim or for purposes of preserving a superior position with respect to other creditors.
“Excluded Assets” has the meaning set forth in Section 1.01 of the Disclosure Schedule.
“Excluded Facilities” means Uniontown Monitoring Center, Hamilton Disaster Recovery Site and GSL Uniontown Warehouse.
“Exclusive Confidential Information” has the meaning set forth in Section 4.02(c).
“Exon-Florio” means Section 721 of the Defense Production Act of 1950 (as amended, including by the Foreign Investment and National Security Act of 2007, as amended), and the rules and regulations promulgated thereunder.
“Export Controls” has the meaning set forth in Section 2.09(b).
“Facilities” means the Excluded Facilities and the Leased Facilities.
“Facility Lease Agreement” has the meaning set forth in the “Purchased Assets” definition in this Section 12.01.
“Final Working Capital” has the meaning set forth in Section 1.07(a).
“Final Working Capital Statement” has the meaning set forth in Section 1.07(a).
“Financial Statements” has the meaning set forth in Section 2.05.
“FOCI” means the Foreign Ownership, Control or Influence as interpreted by the U.S. Department of Defense’s Defense Security Service (“DSS”) and the National Industrial Security Program Operating Manual (“NISPOM”).
“Foreign Territory” means Mexico, Norway, Switzerland, China, India, Thailand, Taiwan, England, Brazil, Chile, Colombia and each of the member states of the European Union.
“Full Release Threshold” has the meaning set forth in Section 1.05(d).
“Fundamental Reps” has the meaning set forth in Section 11.01(a).
“GAAP” means United States generally accepted accounting principles.
“General Enforceability Exceptions” has the meaning set forth in Section 2.02.
“Government Bid” means any quotation, bid or proposal (either directly, or indirectly as a subcontractor) that, if accepted or awarded, would result in a Government Contract.
“Government Contract” means a Contract that relates to the Business and is with (i) a Governmental Authority, (ii) a prime contractor of a Governmental Authority, or (iii) a higher-

tier subcontractor of a Governmental Authority, including any procurement contract, grant, cooperative agreement, cooperative research and development agreement, or any subcontract or subaward at any tier, any agreement that authorizes Seller or its Affiliates to serve as a distributor, reseller, or agent under a Government Contract held by a third party, or any basic ordering agreement or letter contract, including as to all of the foregoing, all amendments and modifications thereunder.
“Governmental Authority” means any federal, state, provincial, local or foreign government as well as any intergovernmental organization (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing) and, for the limited purpose of Section 2.24 and defined terms used therein, any public university.
“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.
“Hazardous Substance” means any material or substance that is listed as “hazardous” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. or that is listed or defined as “hazardous,” “toxic” a “pollutant,” a “contaminant” or words of similar import under any other Environmental Law, or any petroleum product or by-product.
“Hire Date” has the meaning set forth in Section 8.01(a)(iii).
“Hired Employee” has the meaning set forth in Section 8.01(b).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Clearance” means the termination or expiration of any applicable waiting period under the HSR Act.
“Inactive Employee” has the meaning set forth in the “Employee” definition in this Section 12.01.
“Income Tax Act (Canada)” means the Income Tax Act (R.S.C., 1985, c. 1 (5th Supp.)), as amended.
“Incremental Transitioned Value” has the meaning set forth in Section 1.05(d).
“Indebtedness” means, without duplication, with respect to any Person, (i) all indebtedness of such Person for borrowed money (including all principal, interest, premiums, penalties, and breakage fees), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or pursuant to any guaranty, (iii) all indebtedness of such Person created or arising under any conditional sale, title retention or similar agreement or creating an obligation of such Person with respect to the deferred purchase price of property or services (but excluding trade accounts payable in the ordinary course of business), (iv) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (measured by the aggregate amount that would be shown as a Liability with respect to such capital leases on a balance sheet of such Person as of the relevant date, prepared in accordance with GAAP), (v) all Liabilities of such Person for any bank overdrafts, (vi) all Liabilities of such Person for any outstanding drawings or reimbursement, payment or similar outstanding drawn obligations under performance bonds, letters of credit or similar facilities, (vii) all accrued and unpaid interest, premiums, penalties, fees, expenses and other obligations relating to the foregoing, (viii) all Liabilities of such Person to guarantee, directly or indirectly, whether through contract or otherwise, any of the foregoing types of obligations on behalf of any other Person (excluding endorsement of negotiable instruments in the ordinary course of business), (ix) all intercompany payables, and (x) all indebtedness of a type described above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person may not have assumed or become liable for payment of such indebtedness.
“Independent Expert” has the meaning set forth in Section 12.07(d).
“Initial Payment” has the meaning set forth in Section 1.05(d).
“Initial Purchase Price” has the meaning set forth in Section 1.05(b).
“Initial Threshold” has the meaning set forth in Section 1.05(d).
“Insurance Policy” has the meaning set forth in Section 2.22.
“Intellectual Property” means any and all patents and patent applications, trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Domain Names, and the goodwill associated with any of the foregoing, inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, Software, technical information and trade secrets, copyrights, copyrightable works, and rights in databases and data collections, moral and economic rights or authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world, and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof.
“Intercompany Balances” means as of any date, all balances as of such date between Seller and any of its Affiliates (other than DESS), on the one hand, and DESS, on the other hand, including intercompany accounts receivable and intercompany accounts payable.
“Interim Financial Statements” has the meaning set forth in Section 2.05.

“Inventory” has the meaning set forth in the “Purchased Assets” definition in this Section 12.01.
“IP Assignments” has the meaning set forth in Section 1.06(b)(ix).
“IRS” means the United States Internal Revenue Service.
“IT Systems” has the meaning set forth in the “Purchased Assets” definition in this Section 12.01.
“Key Customer” has the meaning set forth in Section 1.05(d).
“Key Customer Contract” has the meaning set forth in Section 1.05(d).
“Key Customer Value” has the meaning set forth in Section 1.05(d).
“Key Employee” means each Senior Executive and each Employee who directly reports to a Senior Executive.
“Knowledge” means (i) with respect to Seller, the knowledge, after reasonable inquiry into the matter, of any person listed in Section 12.01(b) of the Disclosure Schedule, in each case after such person’s reasonable inquiry into the matter and (ii) with respect to Purchaser or Canadian Purchaser, the knowledge, after reasonable inquiry into the matter, of any officer of Purchaser or Canadian Purchaser, as applicable.
“Labor Agreements” mean any and all Contracts, collective bargaining agreements and other labor agreements between Seller or any of its Affiliates, on the one hand, and any certified or lawfully recognized labor organization representing or claiming to represent Employees employed in the operation of the Business, on the other hand.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.
“Leased Facilities” has the meaning set forth in the “Purchased Assets” definition in this Section 12.01.
“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.
“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.
“Malicious Code” has the meaning set forth in Section 2.13(f).
“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or would reasonably be expected to have, a material adverse effect on (a) the Business, its results of operations or financial condition or on the Purchased Assets, taken as a whole, or (b) the ability of Seller or Canadian Seller to consummate the Transactions; except that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any conditions in the electronic security industry in general or developments or changes therein (to the extent such conditions do not adversely affect the Business, taken as a whole, in a disproportionate manner relative to the Business’s competitors); (ii) any conditions in the United States general economy or developments or changes therein (to the extent such conditions do not adversely affect the Business, taken as a whole, in a disproportionate manner relative to the Business’s competitors); (iii) any conditions in the financial markets, credit markets or capital markets in the United States or developments or changes therein (to the extent such conditions do not adversely affect the Business, taken as a whole, in a disproportionate manner relative to the Business’s competitors); (iv) political conditions, including acts of war (whether or not declared), sabotage, armed hostilities and increased terrorism (to the extent such conditions do not adversely affect the Business or the Purchased Assets, taken as a whole, in a disproportionate manner relative to the Business’s competitors); (v) any conditions resulting from earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events (to the extent such conditions do not adversely affect the Business or the Purchased Assets, taken as a whole, in a disproportionate manner relative to the Business’s competitors); (vi) compliance with the terms of, or the taking of any action required or contemplated by this Agreement, or the failure to take any action prohibited by this Agreement; (vii) the failure of the financial or operating performance of the Business to meet internal projections or budgets for any period prior to, on or after the Effective Date (but the impact of any event, occurrence, fact, circumstance or change underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (viii) any action taken or omitted to be taken by or at the written request or with the written consent of Purchaser; (ix) the announcement of this Agreement (but exclusive of any actual or threatened termination or other material adverse action in respect of any Material Contract), the pendency of any investigation or challenge to the Transactions, or the consummation of the Transactions; (x) changes in any Laws or accounting principles (or the interpretation thereof) to the extent they do not adversely affect the Business, taken as a whole, in a disproportionate manner relative to the Business’s competitors or (xi) result, occurrence, fact, change, event or effect to the extent is disclosed in the Disclosure Schedule.
“Material Contracts” has the meaning set forth in Section 2.14(a).
“Net Working Capital” means the current assets of the Business (excluding cash and cash equivalents), minus the current liabilities of the Business, in each case other than Taxes provided for in Article 7, a sample calculation of which is set forth on the Working Capital Statement.
“NISPOM” has the meaning set forth in the “FOCI” definition in this Section 12.01.
“Parties” means Seller and Purchaser together. Each of Seller and Purchaser is individually a “Party”.
“Patent License Agreement” has the meaning set forth in Section 1.06(b)(xi).
“Permits” has the meaning set forth in Section 2.09(c).
“Permitted Liens” means: (i) Liens that relate to Taxes imposed upon Seller or any of its Affiliates that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) mechanics’, carriers’, workers’, repairers’ and similar Liens imposed upon Seller or any of its Affiliates arising or incurred in the ordinary course of business; (v) the effect of zoning, entitlement and other land use and Environmental Laws; (vi) imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements, encumbrances of record and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property; (vii) any Laws affecting any Leased Facility; (viii) any utility company or Governmental Authority rights, easements or franchises for electricity, water, sanitary sewer, steam, surface water drainage, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Facilities or other general easements granted to Governmental Authorities in the ordinary course of developing or operating a Leased Facility; (ix) any other matters which would be shown by a current, accurate survey or physical inspection of a Leased Facility; and (x) any matters shown on any title commitment procured by Purchaser or of record; except that in the case of clauses (v) through (x), none of the foregoing would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the continued use of the property to which they relate in the conduct of the Business as currently conducted thereon.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Pre-Closing Statement” has the meaning set forth in Section 1.05(b).
“Pre-Closing Straddle Period” has the meaning set forth in Section 7.04.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Taxes” means without duplication, (i) any and all Taxes (or the non-payment thereof) of Seller or Canadian Seller with respect to the Purchased Assets for all Pre-Closing Tax Periods, (ii) any and all Taxes (or the non-payment thereof) of DESS for all Pre-Closing Tax Periods, (iii) any and all Taxes of any Person imposed on Seller or Canadian Seller (but only with respect to the Purchased Assets) or DESS as a transferee or successor, by Contract, from any express or implied obligation to indemnity or otherwise assume or succeed to the Liability of any other Person, pursuant to any Tax Law, or otherwise, which Taxes relate to any event or transaction occurring before the Closing, and (iv) any and all Taxes of any member of an Affiliated Group of which DESS (or any predecessor of DESS) is or was a member on or prior to the Closing Date for which Purchaser or DESS could be liable after the Closing Date.
“Post-Closing Straddle Period” has the meaning set forth in Section 7.04.
“Post-Closing Tax Period” means a Tax period (or portion thereof) beginning after the Closing Date.
“Privileged Communications” has the meaning set forth in Section 12.14.
“Prorated Bonus” has the meaning set forth in Section 8.02(h).
“Purchase Price Allocation Schedule” has the meaning set forth in Section 1.08.
“Purchased Assets” means, collectively:
(k)    all Contracts to which Seller or any of its Affiliates is a party and that are exclusively related to the operation of the Business or that are set forth in Section 12.01(c) of the Disclosure Schedule (collectively, the “Assigned Contracts”);
(l)    all Intellectual Property (i) owned by Seller or any of its Affiliates and (ii) (A) used or held for use primarily in the Business or (B) set forth in Section 12.01(d) of the Disclosure Schedule, and all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to such Intellectual Property, and all claims and causes of action, with respect thereto, whether accruing before, on or after the Closing Date, including all rights thereto to sue and collect damages for infringement, misappropriation or other violation of such Intellectual Property (collectively, the “Purchased Intellectual Property”);
(m)    all right, title and interest of Seller or any of its Affiliates in and to Software, computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems that are owned, licensed or otherwise held for use by Seller or any of its Affiliates and used primarily in the Business (collectively, the “IT Systems”);
(n)    all right, title and interest as of the Closing in and to the Accounts Receivable;

(o)    all guarantees and warranties of third parties to the extent related to the ownership or operation of the Business or the Purchased Assets, to the extent assignable or transferable;
(p)    all inventories and supplies owned by Seller or any of its Affiliates (i) located at the Leased Facilities as of the Closing or (ii) to the extent primarily related to the Business, and all such inventories and supplies in transit as of the Closing (collectively, the “Inventory”);
(q)    except for Excluded Assets, all fixed assets and tangible personal property (other than the Inventory) owned by Seller or any of its Affiliates and (i) (x) located at the Leased Facilities as of the Closing or (y) used primarily in connection with the operation of the Business, including, in each case, fixtures, cellular phones, vehicles, trade fixtures, building equipment, fittings, furniture, computer hardware, office equipment, and other tangible personal property and (ii) the ASIS booth property (collectively, the “Equipment”);
(r)    all transferable or assignable Permits pertaining to the Leased Facilities or exclusively related to the operation of the Business;
(s)    interests as tenant in and under all real estate lease agreements (collectively, the “Facility Lease Agreements”) for all leased facilities that are specifically listed or described in Section 12.01(e) of the Disclosure Schedule (collectively, the “Leased Facilities”), together with all deposits, prepayments, guaranties, letters of credit and any other security related thereto held by the lessor;
(t)    all of the bank accounts exclusively related to the Business and listed on Section 12.01(f) of the Disclosure Schedule;
(u)    Software (in source code, object code and all source materials) primarily used or held for use in the Business or otherwise listed on Section 12.01(g) of the Disclosure Schedule;
(v)    the DESS Interests;
(w)    to the extent they are in Seller’s or its Affiliates’ possession, custody or control as of the Closing and to the extent used in connection with the operation of the Business, all books, records, files and papers, whether in hard copy or computer format (including all data and back-up data), but excluding information relating to any Tax imposed on the Business subject to redaction of information relating to aspects of other businesses and affairs of Seller and its Affiliates; in each case, wherever located, real, personal or mixed, tangible or intangible, as the same will exist on the Closing Date, including all such assets acquired by Seller and its Affiliates between the Effective Date and the Closing Date;
(x)    All sales, advertising, promotional and marketing information and materials, in each case to the extent related to the Business;

(y)    All telephone, fax and pager numbers and e-mail addresses, in each case to the extent related to the Business or any Employee;
(z)     All rights of Seller or any of its Affiliates to causes of action, lawsuits, judgments, claims and demands of any nature and all counterclaims, rights of setoff, rights of indemnification and affirmative defenses to any claims that may be brought against Purchaser by third parties, in each case to the extent related to the Business;
(aa)     All rights to refunds from customers and suppliers, all prepaid expenses and deposits and all rights to condemnation proceeds, in each case to the extent related (i) to the Business or (ii) to any Purchased Asset; and
(bb)    All other properties and assets to the extent Seller or any of its Affiliates has any rights thereto or interests therein, whether a present or future interest, an inchoate right or otherwise and whether such properties or assets are tangible or intangible and whether or not of a type falling within any of the categories of assets or properties described above, in each case to the extent related to the Business.
“Purchased Intellectual Property” has the meaning set forth in the “Purchased Assets” definition in this Section 12.01.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser 401(k) Plan” has the meaning set forth in Section 8.02(e).
“Purchaser Indemnified Parties” has the meaning set forth in Section 11.02(a).
“Purchaser Welfare Plans” has the meaning set forth in Section 8.02(c).
“Real Estate Assignment and Assumption Agreements” has the meaning set forth in Section 1.06(b)(vii).
“Replacement Contract” has the meaning set forth in Section 1.04(c).
“Representatives” has the meaning set forth in Section 4.02(b).
“Restricted Business” has the meaning set forth in Section 6.08(a).
“Restricted Claim” has the meaning set forth in the “Covered Loss” definition of this Section 12.01.
“Restricted Customer” has the meaning set forth in Section 6.08(b).
“Restricted Employee” has the meaning set forth in Section 4.08.
“Restricted Period” has the meaning set forth in Section 6.08(a).
“Restrictive Covenant” has the meaning set forth in Section 4.08.

“Retained Diebold Trade Names and Trademarks” has the meaning set forth in Section 6.05(a).
“Retained Liabilities” means: (i) any and all Liabilities that are unrelated to the Business, the Purchased Assets or the Transactions, and (ii) the following specific Liabilities related to the Business or the Transactions: (A) Transaction Expenses; (B) Indebtedness; (C) all employment and employee benefits-related obligation and Liabilities that are incurred or otherwise relate to any period that ends on or prior to the relevant Hire Date with respect to each Employee (including all obligations and Liabilities under the Employee Benefit Plans), except those Liabilities expressly allocated to Purchaser under Sections 8.01(a), 8.01(c), 8.02(b), 8.02(c), 8.02(d), 8.02(e) (if 401(k) balances are transferred), 8.02(g) and 8.02(h); (D) all Taxes with respect to the Purchased Assets that are related or attributable to any Pre-Closing Tax Periods, including Pre-Closing Taxes; (E) all or any Liabilities arising out of or relating to any matter listed on Section 2.08 of the Disclosure Schedule or any pending or threatened Action related to the Business existing as of the Closing Date (and Seller shall update Section 2.08 of the Disclosure Schedule for any such Actions arising after the Effective Date and before the Closing Date); (F) any or all Liabilities arising from personal injury, property damage or any third-party claim incurred or existing on or prior to the Closing Date, in each case to the extent (1) reserved, accrued or otherwise reflected in the financial statements of Seller or any Affiliate thereof (or which should have been reserved, accrued or otherwise reflected in such financial statements according to GAAP), (2) covered by any insurance (including insurance under the Insurance Policies listed on Section 2.22 of the Disclosure Schedule) provided by any Person other than Seller or any Affiliate thereof and/or (3) covered by any insurance provided by Seller or any Affiliate thereof, including under any self-insurance policy or program of Seller or any Affiliate thereof or any captive insurance policy or program of Seller or any Affiliate thereof (in each case under clause (3), including the insurance arrangements described on Section 12.01(i) of the Disclosure Schedule); provided, however, that the aggregate Liabilities paid pursuant to this clause (3) shall not exceed $35,000,000; (G) any or all Liabilities incurred or existing on or prior to the Closing Date to any customer or supplier of the Business (other than arising primarily from a warranty claim) to the extent not reflected in the Final Working Capital or for which there is not a reserve or accrual in the Final Working Capital; (H) to the extent not discharged on or prior to the Closing Date, any amounts or Liabilities relating to any Intercompany Balance that DESS owes to Seller; (I) all Affiliate Transactions to the extent not terminated pursuant to Section 1.03 or reflected in the Final Working Capital Statement; and (J) all obligations related to outstanding checks.
“RMR” means the revenue associated with contracted services provided by the Business to customers on a recurring monthly basis, as recognized by the Business in accordance with past practice, including revenue associated with monitoring services, SecureStat online services, system communication services, access services, video services, service plans, preventative maintenance services, fire alarm test and inspection services, remote enterprise services and embedded services, in each case as such services are provided on a recurring monthly basis.
“Satisfactory Replacement Contract” means a Replacement Contract with Satisfactory Terms.

“Satisfactory Terms” means:
(a)    with respect to the assignment of an Assigned Contract, assignment of such Assigned Contract without materially altering the applicable contractual rights and obligations (including no material revision of economic terms) related thereto; or
(b)    with respect to a Replacement Contract, a Contract containing rights and obligations that do not materially alter the applicable contractual rights and obligations (including no material revision of economic terms) related to the Business as Seller would have been entitled to receive regarding the Business under the applicable Shared Contract.
Provided, however, if after Seller notifies Purchaser in writing that the terms under any Assigned Contract which has been assigned to Purchaser or Replacement Contract which has been executed by Purchaser does not include Satisfactory Terms, and Purchaser does not object within 15 Business Days and continues to provide products and services under such Assigned Contract or Replacement Contract, as applicable, such Assigned Contract or Replacement Contract shall be deemed to have included Satisfactory Terms.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller 401(k) Plan” has the meaning set forth in Section 8.02(e).
“Seller Indemnified Parties” has the meaning set forth in Section 11.03(a).
“Seller Prepared Tax Returns” has the meaning set forth in Section 7.02.
“Seller Welfare Plans” has the meaning set forth in Section 8.02(c).
“Senior Executive” means any individual listed on Section 12.01(h) of the Disclosure Schedule.
“Shared Contract” means any Contract to which Seller or any of its Affiliates is a party with any non-Affiliated third party that is both (i) used or available for use in connection with the Business and (ii) used or available for use in any other business of Seller or any of its Affiliates.
“Shared Contract End Date” has the meaning set forth in Section 1.04(c).
“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof.
“Solvent” means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings or a combination thereof, to meet its obligations as they become due.
“Special Working Capital Items” means the items in the categories of “Canada A/P,” “Canada A/R”, “Service A/P” and “Service A/R.”
“Straddle Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subcontractor Agreement” has the meaning set forth in Section 2.15(e).
“Target Net Working Capital” means $48,000,000.
“Tax” means (a) all taxes, similar fees, levies or other assessments imposed by a Taxing Authority, including income, gross receipts, withholding, excise, real and personal property, municipal, capital, sales, goods and services, harmonized sales, use, transfer, license, payroll, value added, franchise, alternative or estimated taxes, however denominated or computed, and any escheat amounts or other amounts due in respect of unclaimed property, and such term will include any interest, penalties or additions thereto, whether disputed or not, and (b) Liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by Contract, from any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, or otherwise.
“Tax Claim” has the meaning set forth in Section 7.03.
“Tax Proceeding” means any action, dispute, examination, audit, claim, assessment, litigation, arbitration or other proceeding in connection with, or related to, Taxes.
“Tax Return” means any return, election, report or information return required to be filed with any Taxing Authority in connection with Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof, including all claims for refunds of Taxes.
“Taxing Authority” means any Governmental Authority responsible for the assessment, collection, administration or imposition of any Tax.
“Termination Date” has the meaning set forth in Section 10.01(b).

“Third-Party Claim” has the meaning set forth in Section 11.04(a).
“Threshold CDPA Period” has the meaning set forth in Section 1.05(d).
“Threshold Conditions” has the meaning set forth in Section 1.05(d).
“Top-Line Allocation” has the meaning set forth in Section 1.08.
“Top Customer List” has the meaning set forth in Section 2.21(a).
“Top Supplier List” has the meaning set forth in Section 2.21(b).
“Transaction Agreements” has the meaning set forth in Section 2.02.
“Transaction Expenses” means any and all: (a) fees, costs and expenses (including investment banking, legal and accounting fees, costs and expenses) of Seller or any of its Affiliates incurred through the Closing solely in connection with or arising out of the planning, structuring, negotiation or consummation of the Transactions contemplated by this Agreement, and (b) bonuses, retention payments, or change-in-control payments payable by Seller or any of its Affiliates to any Person solely arising in connection with the Transactions contemplated by this Agreement, including the employer portion of any payroll, social security, unemployment or similar Taxes attributable to any compensatory payment made in connection therewith.
“Transactions” has the meaning set forth in Section 2.02.
“Transfer Taxes” has the meaning set forth in Section 7.06.
“Transition Conditions” has the meaning set forth in Section 1.05(d).
“Transition Services Agreement” has the meaning set forth in Section 1.06(b)(viii).
“Transitioned Assigned Contract” has the meaning set forth in Section 1.04(b).
“Transitioned Value” has the meaning set forth in Section 1.05(d).
“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.
“VISA Transfer Employee” has the meaning set forth in Section 8.01(a)(v).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Wincor” has the meaning set forth in Section 2.25.
“Working Capital Statement” means the calculation of Net Working Capital of the Business, as of June 30, 2015, set forth on Section 2.05(a) of the Disclosure Schedule.

Section 12.02.    Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile or e-mail of a PDF document (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):
if to Purchaser, to:
Securitas Electronic Security, Inc.
4330 Park Terrace Drive
Westlake Village, CA 91361
Attention: Frederick W. London
Facsimile No.: (818) 706-5045
Email: fred.london@securitasinc.com

with a copy to:
K&L Gates LLP
214 North Tryon Street
47th Floor
Charlotte, NC 28202
Attention: Kevin P. Stichter
Facsimile No.: (704) 353-3282
Email: kevin.stichter@klgates.com

if to Seller, to:
Diebold, Incorporated
Room 9-C-28
5995 Mayfair Road
North Canton, Ohio 44720
Attention: Secretary
Facsimile No.: (330) 490-4450
Email: jonathan.leiken@diebold.com

with copy to:
Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention: James P. Dougherty
Facsimile No.: (216) 579-0212
Email: jpdougherty@jonesday.com

Section 12.03.    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.04.    Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement will be paid by the Party incurring such cost or expense. For the avoidance of doubt, Seller will bear and pay all Transaction Expenses. Notwithstanding the foregoing, Purchaser will pay any recording fees and notary fees attributable to or pertaining to the purchase or sale of the Purchased Assets.
Section 12.05.    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; except that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party.
Section 12.06.    Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflicts of law rules thereof.
Section 12.07.    Specific Performance; Waiver of Jury Trial; Dispute Resolution.
(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required, in the courts of the State of Ohio, this being in addition to any other remedy to which such Party is entitled at law or in equity under this Agreement. In addition, each of the Parties (a) consents, for purposes of this Section 12.07, to submit itself to the personal jurisdiction of the courts of the State of Ohio located in Cuyahoga County (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, the federal district court for the Northern District of Ohio) and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court and (c) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 12.02.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
(c)    EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.07.
(d)    Each Party agrees that before filing an Action other than an Exceptional Action, it will submit any monetary claims, disputes, controversies, or other matters in question arising out of the matters covered by Article 11 (“Disputes”), to an independent expert appointed in accordance with this Section 12.07(d) (the “Independent Expert”), who shall serve as sole mediator for non-binding mediation. Such mediation shall be initiated by the giving of written notice from the Party requesting mediation. The Independent Expert shall be appointed by mutual agreement of the Seller and the Purchaser from among candidates with experience and expertise in the area that is the subject of such Dispute. If the Parties cannot agree on the appointment of the Independent Expert within 30 days of the notice requesting mediation being given, then either Party shall be entitled to immediately terminate such non-binding mediation and, subject to the last sentence of Section 12.07(a), may file an Action regarding the Dispute. After appointment of the Independent Expert, each Party to the Dispute shall appoint a designated representative who shall have the authority to make binding decisions on behalf of the Party they represent. If Disputes to be resolved by the Parties with assistance of the Independent Expert are not resolved within 45 days after appointment of the Independent Expert to the satisfaction of each Party, then either Party shall be entitled to immediately terminate such non-binding mediation and, subject to the last sentence of Section 12.07(a), may file an Action regarding the Dispute. The fees and expenses of the Independent Expert shall be borne equally by the Purchaser and Seller. For the avoidance of doubt, any Disputes resolved in writing between the Seller and the Purchaser within such 45 day period shall be final and binding on the Parties for all purposes hereunder, however, the Independent Expert shall not be authorized to resolve any Disputes between the Parties and no determination of the Independent Expert shall resolve any Dispute, be binding on the Parties or be entered in any court of competent jurisdiction.
Section 12.08.    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures were upon the same instrument. The electronic facsimile transmission of any signed original counterpart of this Agreement will be deemed to be the delivery of an original counterpart of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 12.09.    Definitional and Interpretative Provisions. The following provisions will be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which such word is used; (b) all definitions set forth in this Agreement will be deemed applicable whether the words defined are used in the singular or the plural; (c) wherever used, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (d) all accounting terms not specifically defined will be construed in accordance with GAAP; (e) this Agreement will be deemed to have been drafted by the Parties and this Agreement will not be construed against any Party as the principal draftsperson; (f) any references to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (g) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions will, when the context requires, be considered citations to such statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions; (h) the Exhibits and the Disclosure Schedule attached to this Agreement are incorporated by reference and will be considered part of this Agreement; (i) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision; (j) unless otherwise expressly provided, wherever the consent of any person is required or permitted, such consent may be withheld in such person’s sole and absolute discretion; (k) “including” means “including, without limitation;” (l) “dollars” or “$” means U.S. dollars; and (m) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The disclosure of any matter or item in the Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is otherwise material. Any capitalized terms used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein, will have the meaning as defined in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 12.10.    Entire Agreement. This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter of the Transaction Agreements and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of the Transaction Agreements.
Section 12.11.    Disclosure Schedule. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any Section of the Disclosure Schedule will be considered to be made for purposes of other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to such other Sections of the Disclosure Schedule is reasonably apparent from the face of the disclosure. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule.
Section 12.12.    Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.
Section 12.13.    Bulk Transfer Laws. Purchaser acknowledges that Seller and its Affiliates will not comply with the provisions of any Laws (other than Tax Laws of New York) with respect to bulk transfers of any jurisdiction in connection with the Transactions, waives any requirement of compliance with such Laws and agrees that, notwithstanding any other provision of this Agreement, such noncompliance does not constitute a misrepresentation or breach of any representation, warranty or covenant of Seller contained in this Agreement; provided, however, that Seller agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against, and pay and reimburse for, any Liabilities suffered by any Purchaser Indemnified Party in respect of such non-compliance or waiver.
Section 12.14.    Attorney-Client Privilege and Conflict Waiver. As to all communications among Jones Day, counsel for Seller, Seller and any Affiliate that relate in any way to the Transactions or to Retained Liabilities (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and will not pass to or be claimed by Purchaser, DESS or any of their respective Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing none of Purchaser, any DESS or any of their respective affiliates or any Person purporting to act on behalf of or through Purchaser (including a Hired Employee), DESS or any other Affiliate of Purchaser will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications prior to the Closing Date, Purchaser and DESS, together with any of their respective Affiliates, successors or assigns, further agree that no such Person may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing. The Privileged Communications may be used by Seller or any of its Affiliates (other than DESS) in connection with any dispute that relates in any way to the Transactions, including in any claim for indemnification brought by Purchaser. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, DESS or any of their Affiliates and a third party (other than a Party or any of their respective Affiliates) after the Closing, Purchaser may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel for Seller to such third party; provided, however, that neither Purchaser nor any of its Affiliates may waive such privilege without the prior written consent of Seller.
[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

PURCHASER:

SECURITAS ELECTRONIC SECURITY, INC.

By: /s/ Santiago Galaz
      Name: Santiago Galaz
      Title: Chief Executive Officer

CANADIAN PURCHASER:

9481176 CANADA INC.

By: /s/ Santiago Galaz
      Name: Santiago Galaz
      Title: Chief Executive Officer

SELLER:

DIEBOLD, INCORPORATED

By: /s/ Christopher A. Chapman
      Name: Christopher A. Chapman
      Title: Senior Vice President and
Chief Financial Officer

CANADIAN SELLER:

THE DIEBOLD COMPANY OF CANADA, LTD.

By: /s/ Jonathan B. Leiken
      Name: Jonathan B Leiken
      Title: Director, Vice President and
Secretary